Exhibit 10.1

MASTER SERVICE CONTRACT

FOR

PROVISION OF UNDERBALANCED COILED TUBING DRILLING SERVICES

TO

CANARGO ENERGY CORPORATION

BY

WEUS HOLDING INC

WEATHERFORD CONTRACT REFERENCE NO: EU/RUS/DWS/040/04

EU/RUS/DWS/040/04

INDEX OF CONTENTS

Recital

Clause 1 — AGREEMENT

Clause 2 — LABOUR, WARRANTY, EQUIPMENT, MATERIALS, SUPPLIES AND SERVICES

Clause 3 — PAYMENT

Clause 4 — REPORTS TO BE FURNISHED BY CONTRACTOR

Clause 5 — INDEPENDENT CONTRACTOR RELATIONSHIP

Clause 6 — INDEMNITY OBLIGATIONS

Clause 7 — INSURANCE

Clause 8 — TAXES AND CLAIMS

Clause 9 — LAWS, RULES AND REGULATIONS

Clause 10 — FORCE MAJEURE

Clause 11 — PATENTS

Clause 12 — ASSIGNMENTS

Clause 13 — TERMINATION

Clause 14 — GIFTS AND GRATUITIES

Clause 15 — ILLEGAL DRUGS, ALCOHOL AND FIREARMS

Clause 16 — GOVERNMENT REGULATIONS

Clause 17 — SPECIAL CONDITIONS

Clause 18 — PURCHASE OPTION

Clause 19 — NOTICES

EXHIBIT A — ABBREVIATIONS AND DEFINITIONS

EXHIBIT B — SCOPE OF WORK

EQUIPMENT AND SERVICES SUPPLIED BY CONTRACTOR

EXHIBIT C — SCHEDULE OF PRICES

EXHIBIT D — COMPANY SUPPLIED ITEMS

EU/RUS/DWS/040/04

EXHIBIT E — INSURANCES

EXHIBIT F — DAILY FIELD REPORT EXAMPLE

EU/RUS/DWS/040/04

MASTER SERVICE CONTRACT

     THIS AGREEMENT (this “CONTRACT”), made and entered into and shall be effective as of this 1st day of June 2004, by and between the parties herein designated as “COMPANY” and “CONTRACTOR”.

COMPANY:	CANARGO ENERGY CORPORATION

Address:	DELAWARE, USA
2711 Centerville Road
Suite 400
Wilmington, 9808
Delaware, USA

CONTRACTOR:	WEUS Holding, Inc.

Address:	202 Industrial Boulevard,
Houma
Louisiana 70363

WITNESSETH: THAT,

     WHEREAS, COMPANY is engaged in the business of drilling oil and gas wells on a contract basis for other companies, or for its own account, or is engaged in the production of oil and gas, and in the course of such operations regularly and customarily enters into contracts with independent contractors for the performance of services relating thereto; and

     WHEREAS, COMPANY desires, as a matter of COMPANY policy, to establish and maintain an approved list of contractors and to offer work or contracts only to those contractors who are included on such approved list; and

     WHEREAS, CONTRACTOR represents that it has adequate equipment in good working order and fully trained personnel capable of efficiently operating such equipment and performing the SERVICES for COMPANY.

     NOW THEREFORE IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, and the specifications and special provisions set forth in the exhibits attached hereto and made a part hereof, the parties mutually agree as follows:

1.0	AGREEMENT

Upon execution of this CONTRACT, COMPANY agrees that the name of CONTRACTOR shall be added to the COMPANY approved list of contractors and this CONTRACT shall remain in force and effect until 1st August 2005 or until cancelled by either party by giving the other party ten (10) days prior written notice at the respective address of either party or unless terminated earlier by either party in accordance with the terms of this Contract. If current work extends past such ten (10) day period, then cancellation shall not be effective until the SERVICES required to

EU/RUS/DWS/040/04

complete the then current work are completed. This CONTRACT including the Exhibits hereto shall control and govern all SERVICES performed by CONTRACTOR for COMPANY, under subsequent written work orders. Agreement or stipulations in any such work order, delivery ticket, or other instrument, used by CONTRACTOR not in conformity with the terms and provisions hereof shall be null and void. No waiver by COMPANY of any of the terms, provisions or conditions hereof shall be effective unless said waiver shall be in writing and signed by an authorised officer of COMPANY and specifically referencing this CONTRACT.

A list of definitions used in this Master Service Contract is contained in Exhibit A.

1.1	The following Exhibits A- G which are attached hereto shall form part of this CONTRACT and all SERVICES shall be performed pursuant to the provisions of this CONTRACT and the Exhibits hereto.

2.0	LABOUR, WARRANTY, EQUIPMENT, MATERIALS, SUPPLIES AND SERVICES

2.1	When notified by COMPANY by written work order, of the requirement for SERVICES desired and upon acceptance of same, CONTRACTOR shall commence furnishing same at the agreed upon time, and continue such operations diligently and without delay, in strict conformity with the specifications and requirements contained herein and such work orders.

2.2	CONTRACTOR shall not employ in any work for COMPANY any employee whose employment violates any labour, employment or other applicable laws. CONTRACTOR shall not employ in any work for COMPANY any employee who is a minor.

2.3	All SERVICES rendered or performed by CONTRACTOR shall be done with due diligence in a good and workmanlike manner, using skilled, competent and experienced workmen and supervisors, and in accordance with good oilfield practices.

(a)	Notwithstanding anything to the contrary contained herein, the terms of this paragraph apply to any SERVICES and to any equipment rented or leased with or without an operator. CONTRACTOR shall use reasonable efforts to ensure that all CONTRACTOR personnel furnished are competent and rental equipment is in good condition. CONTRACTOR personnel will attempt to perform the SERVICE requested; however, because of the nature of the SERVICES to be accomplished and unpredictable conditions, the results of such SERVICES cannot be and are not guaranteed. CONTRACTOR warrants the SERVICES provided hereunder for a period of thirty (30) days. No warranty is given with respect to engineering and technical information furnished by CONTRACTOR or with respect to the results of the SERVICES provided by CONTRACTOR. CONTRACTOR makes no warranty or representation, express or implied, as to the design, operation, or quality of the material or workmanship of rental equipment used to supply the SERVICES provided to COMPANY hereunder, and CONTRACTOR makes no warranty of merchantability or fitness of the equipment for any particular purpose or any other representation or warranty whatsoever.

(b)	CONTRACTOR shall have no responsibility for any materials furnished and/or specified-by COMPANY. If COMPANY wishes CONTRACTOR to specifically use certain materials in lieu of materials that CONTRACTOR wishes to use then

EU/RUS/DWS/040/04

COMPANY must accept the liability for same. However if CONTRACTOR is to be totally in charge of its work then this will not be a problem.

(c)	With regard to materials or equipment furnished by third party vendors and/or suppliers, CONTRACTOR liability therefore shall be limited to the assignment of such third party vendor’s and/or supplier’s warranty to COMPANY, provided such warranties are assignable.

(d)	Notwithstanding anything to the contrary contained herein, the terms of this paragraph apply to the sale of any equipment to COMPANY. CONTRACTOR warrants equipment sold pursuant hereto to be free of defects in material and workmanship for a period of one (1) year after the date equipment is delivered. The above warranty does not apply to (i) used equipment that has been repaired or worked over; (ii) equipment that has been modified or subject to improper handling, storage, installation, operation or maintenance by COMPANY, including use of unauthorised replacement parts; (iii) component parts not manufactured by CONTRACTOR, whether purchased by CONTRACTOR or furnished by COMPANY, such parts being subject to any applicable manufacturer’s warranty; (iv) parts requiring replacement because of natural wear and tear; (v) the design on those jobs where CONTRACTOR prepared drawings or lists from designs furnished by others; and (vi) models or samples furnished to COMPANY as illustrations only of general properties of equipment. CONTRACTOR liability for breach of this warranty is expressly limited to the repair or replacement, at its sole option, of any equipment or parts of equipment which prove to be defective during the warranty period. This limited express warranty, and the stated remedies for breach thereof, shall be in lieu of any and all other warranties, express or implied, including without limitation, warranties for merchantability or fitness for any particular purpose.

(e)	Notwithstanding anything to the contrary contained herein, it is expressly agreed and understood that in the event CONTRACTOR’s EQUIPMENT that is in the possession and control of COMPANY pursuant to this CONTRACT, whether leased to COMPANY or stored at the WORKSITE, is not returned or is damaged beyond repair, COMPANY will replace such CONTRACTOR EQUIPMENT or reimburse CONTRACTOR with the current replacement cost new. Should COMPANY decide to replace lost or damaged CONTRACTOR EQUIPMENT, the replaced items should be new and purchased or obtained from a reputable manufacturer and should meet all original equipment manufacturer’s specifications. COMPANY agrees to reimburse CONTRACTOR for the cost of repair to such CONTRACTOR EQUIPMENT that are damaged other than from normal wear-and-tear during the rental period. However, before any major repairs are made to damaged equipment, approval for such repairs must be secured from an authorized representative of COMPANY. COMPANY shall not be responsible if CONTRACTOR’s EQUIPMENT is damaged as a result of CONTRACTOR’s negligent acts and/or omissions.

2.4	CONTRACTOR agrees to maintain its equipment in good operating condition at all times and shall use all reasonable means to control and prevent fires and blowouts, protect the hole, and protect Company’s equipment.

EU/RUS/DWS/040/04

3.0	PAYMENT

3.1	INVOICE PAYMENTS

(a)	COMPANY shall have the right to audit CONTRACTOR books and records relating to all invoices issued pursuant to this CONTRACT. CONTRACTOR agrees to maintain such books and records for a period of two (2) years from the date such costs were invoiced and to make such books and records available to COMPANY at any time or times within such two (2) year period.

(b)	CONTRACTOR may change such bank accounts and places of payment, from time to time, by notice to COMPANY as provided for in the CONTRACT, and upon receiving written agreement to such change from COMPANY, which agreement shall not be unreasonably withheld. All payments made hereunder shall be subject to and in accordance with the exchange control or monetary laws and regulations of Georgia and any other country having jurisdiction over any payment to be made under this CONTRACT.

(c)	If, at any time during the term of this CONTRACT, any applicable law is imposed to prevent payment to CONTRACTOR in the currency specified below, or to prevent repatriation of said monies to the Country specified as the place of payment pursuant to this clause, and the Parties are, after negotiating in good faith, unable to establish an alternative and mutually acceptable payment procedure, then CONTRACTOR shall have the option to terminate this CONTRACT within thirty (30) days.

(d)	Invoices received later than two (2) months after the termination of this CONTRACT shall be deemed invalid and COMPANY shall have no obligation or liability to pay same. However, if CONTRACTOR demonstrates to COMPANY’S satisfaction that an invoice could not have been reasonably submitted within such two (2) month period, the submission of the invoice shall be deemed valid.

(e)	The CONTRACTOR shall be paid in accordance with the prices, rates and provisions set out herein.

(f)	All payments required to be made by COMPANY to CONTRACTOR pursuant to this CONTRACT shall be made to the following bank accounts:

Bank Address:	JP Morgan Chase Bank New York

Account Name:	WEUS Holding, Inc.
Account No.:	323366597
Swift Address:	CHASUS33

3.2	In the event COMPANY has overpaid an invoice, if a credit is due, it will be paid thirty (30) days from date of Credit Invoice.

3.3	All invoices submitted by CONTRACTOR to COMPANY shall be supported by relevant back-up documentation as set out in Exhibit B Section 4. All invoices shall take account of the pre-payments made by COMPANY.

EU/RUS/DWS/040/04

3.4	The COMPANY shall make payment within fourteen (14) days after receipt of such invoice (submitted pursuant to Clause 3.4) to the CONTRACTOR’s nominated bank account as notified by CONTRACTOR to the COMPANY.

3.5	Any invoice not complying with the provisions hereof may be returned by the COMPANY to the CONTRACTOR whereupon the CONTRACTOR shall submit a rectifying invoice.

3.6	No payment made by the COMPANY shall be construed as acceptance in whole or in part of the performance by the CONTRACTOR of any of its obligations under the CONTRACT.

3.7	In the event that CONTRACTOR is unable to meet its obligations hereunder due to any event of Force Majeure as defined in Article 10, any rates payable shall after 30 (thirty) days since its occurrence be reduced to zero for the remaining duration of the Force Majeure event.

3.8	Any payment made by COMPANY hereunder, including the final billing where appropriate, shall not prevent COMPANY from reasonably filing claims or prejudice its right to recover the amount of such claims however they may have arisen.

3.9	Final payment for completed SERVICES can only be made after the SERVICES performed have been completed and signed as completed by both CONTRACTOR and COMPANY.

3.10	If the COMPANY disputes any item on an invoice received pursuant hereto then it shall be entitled to withhold from payment, without payment of interest, that amount in dispute until the settlement provided that;

(i)	the COMPANY notifies the CONTRACTOR of the disputed item(s); and

(ii)	the CONTRACTOR issues a credit note for the disputed portion of the said invoice following receipt of which the COMPANY shall thereafter pay only the undisputed portion of any such invoice.

3.11	Payments Due to the CONTRACTOR

Without prejudice to any other of the COMPANY’s rights under the CONTRACT or otherwise, COMPANY shall be entitled to deduct from any payment due or becoming due to the CONTRACTOR under the CONTRACT, all costs, damages or expenses for which the CONTRACTOR is liable to the COMPANY under the CONTRACT.

3.12	Escrow Account

The Escrow Account is defined as a bank account jointly held by COMPANY and CONTRACTOR opened with a UK clearing bank and controlled by McGrigors Solicitors concurrently with the execution of this Agreement. All prescribed amounts per the payment schedule attached here to as Exhibit C paragraphs 6.0 and 6.1 shall be paid into the Escrow Account at the time specified therein. All costs incurred in the maintenance of the Escrow Account shall be to COMPANY account. In the event that CONTRACTOR does not receive full payment of any invoiced amount within two (2) weeks of receipt of the invoice by COMPANY, the CONTRACTOR shall be entitled to receive immediate

EU/RUS/DWS/040/04

payment from the Escrow Account for all unpaid amounts regardless of the age of any other unpaid invoices. McGrigors Solicitors shall be authorised to make immediate payment to CONTRACTOR upon receipt of a valid request to do so by CONTRACTOR. The request for payment from CONTRACTOR, from the Escrow account will only be considered valid if supported by a copy of the unpaid invoice(s) and proof that COMPANY received one (1) or more of the unpaid invoices more than two (2) weeks prior to the request for payment from the Escrow account. In the event of termination of the CONTRACT by COMPANY or CONTRACTOR, McGrigors Solicitors shall be authorised to make immediate payment of all amounts held in the EscrowAccount plus accrued interest at base plus (5%) to the CONTRACTOR. CONTRACTOR shall refund within fourteen (14) days of receipt of COMPANY’s invoice for any amounts due to COMPANY once all amounts due to CONTRACTOR have been accounted for. In the event that COMPANY enters into any form of insolvency proceedings or enters into any form of composition or arrangement with COMPANY’S creditors all rights and ownership of the funds held in the Escrow Account and any accrued interest are legally transferred to CONTRACTOR. In this event McGrigors Solicitors shall be authorised to make immediate payment of the funds held in the Escrow account to CONTRACTOR. McGrigors shall operate the Escrow Account in accordance with the terms of the Escrow Account operating agreement to be agreed between the parties and shall have no liability for so acting. Such operating agreement shall be agreed between the parties no later than one MONTH after CONTRACT signature

4.0	REPORTS TO BE FURNISHED BY CONTRACTOR

(a)	The quantity, description and condition of the SERVICES furnished shall be verified and checked by CONTRACTOR, and all delivery tickets shall be properly certified as to receipt by CONTRACTOR’s representative. CONTRACTOR must obtain approval of COMPANY’s representative on the WELLSITE of delivery tickets for SERVICES for which CONTRACTOR is to be reimbursed by COMPANY.

(b)	CONTRACTOR shall immediately orally report to COMPANY, as soon as practicable followed by an appropriate written report, all accidents or occurrences resulting in death or injuries to CONTRACTOR’s employees, agents or third parties, or damage to property of COMPANY or third parties arising out of or during the course of SERVICES to be performed hereunder. CONTRACTOR shall furnish COMPANY with a copy (within ten (10) days) of all records made by CONTRACTOR to CONTRACTOR’s insurer or governmental authorities or to others of such accidents and occurrences.

(c)	CONTRACTOR shall immediately report (orally) to COMPANY, as soon as practicable any information that may have a positive or negative impact upon the traded CanArgo share price. Such information shall be kept confidential and not transmitted, conveyed or disseminated from the WELLSITE to parties other than COMPANY. All technical information relating directly to the SERVICES (electronic signals, responses and geological data) shall remain the property of COMPANY.

Publicity of this campaign, results, experiences or otherwise by CONTRACTOR must receive prior consent of the Companies Public Relations Officer (Mr. Julian Hammond).

EU/RUS/DWS/040/04

5.0	INDEPENDENT CONTRACTOR RELATIONSHIP

In the performance of the SERVICES by CONTRACTOR for COMPANY, CONTRACTOR shall be deemed to be an independent CONTRACTOR, with the authority and right to direct and control all of the details of the SERVICES, COMPANY being interested only in the results obtained. However, all work contemplated shall meet the approval of COMPANY and shall be subjected to the general right of inspection. COMPANY shall have no right or authority to supervise or give instructions to the employees, agents, or representative of CONTRACTOR, but such employees, agents or representatives at all times shall be under the direct and sole supervision and control of CONTRACTOR. Any suggestions or directions given by COMPANY or its employees shall be given only to the superintendent or other person in charge of CONTRACTOR’s crew, provided however, that in the event any employee of COMPANY should give any order or instructions to the employees of CONTRACTOR (which employee of COMPANY shall not in any event be authorised to do) and such order is not countermanded by CONTRACTOR’s superintendent or other person in charge of CONTRACTOR’s employees or crew, it shall be deemed that such orders or instructions are the orders or instructions of CONTRACTOR. It is the understanding and intention of the parties hereto that no relationship of master and servant or principal and agent shall exist between COMPANY and the employees, agents, or representatives of CONTRACTOR, and that all SERVICES covered hereby shall be performed at the sole risk of CONTRACTOR.

CONTRACTOR shall formally accept or refuse each well / WELLSITE / access roads as being suitable for UBCTD operations in sufficient time for COMPANY to effect any civil engineering works or well works that may be required to bring the locations up to an acceptable standard.. This process may be approved in three stages (access roads, WELLSITE and then well) or simultaneously.

COMPANY shall formally accept return of the well / WELLSITE, with two (2) barriers in place once CONTRACTOR has completed UBCTD operations and installed the liner.

CONTRACTOR is deemed to be in control and responsible for operating in a safe and competent manner. Should civil engineering works be required during the currency of the CONTRACT, CONTRACTOR shall inform COMPANY in good time such that downtime by CONTRACTOR is minimised. COMPANY shall be responsible for effecting and payment of downtime associated with civil engineering works.

EU/RUS/DWS/040/04

6.0	INDEMNITY OBLIGATIONS

6.1	Definitions. The following terms shall have the designated definitions.

(a)	COMPANY GROUP includes, individually or in any combination, COMPANY, its affiliates, CONTRACTORs (other than CONTRACTOR) and entities for which COMPANY is performing services for, and each of their respective directors, officers, agents, representatives, employees and invitees.

(b)	CONTRACTOR GROUP includes, individually or in any combination, CONTRACTOR, and its affiliates and CONTRACTORs, and each of their respective directors, officers, agents, representatives, employees and invitees.

(c)	Defend — the obligation of the indemnitor (i) to defend the indemnitees at its sole expense, or at the indemnitees’ election (ii) to reimburse the indemnitees for the indemnitees’ reasonable expenses incurred in defending themselves. Notwithstanding the indemnitee’s election of option (i) above, the indemnitee shall be entitled to participate in its defense at its sole cost.

(d)	Losses — claims, demands, causes of action, losses, judgments, liabilities, indemnity obligations, costs, damages or expenses of any kind and character (including attorney’s fees and other legal expenses).

6.2	CONTRACTOR. CONTRACTOR shall release, defend, indemnify, and hold harmless COMPANY GROUP from and against any and all Losses arising out of bodily injury or death or property damage or loss (including patent or license infringement resulting from the use of the CONTRACTOR GROUP’s property) suffered by any of the CONTRACTOR GROUP in connection with this CONTRACT, regardless of how caused, whether by the sole, joint or concurrent negligence (in any amount), strict liability or other fault of any of COMPANY GROUP or a pre-existing condition.

6.3	COMPANY. COMPANY shall release, defend, indemnify, and hold harmless CONTRACTOR GROUP from and against all Losses arising out of bodily injury or death or property damage or loss (including patent or license infringement resulting from the use of the COMPANY GROUP’s property) suffered by any of the COMPANY GROUP in connection with this CONTRACT, regardless of how caused, whether by the sole, joint or concurrent negligence (in any amount), strict liability or other fault of any of CONTRACTOR GROUP or a pre-existing condition.

6.4	Insurance Support/Limitation. The mutual indemnity obligations in Sections 6.2 and 63 above shall be supported by insurance provided by the parties hereto in the amounts and the types described in Exhibit E.

6.5	Notwithstanding anything to the contrary contained herein, COMPANY hereby agrees to assume the entire responsibility and liability for, and agrees to release, defend, indemnify and hold CONTRACTOR harmless from and against all claims, liabilities, damages and expenses (including without limitation attorneys’ fees, court costs, expert witness fees and any other cost of defense) for and arising out of the following specified types of claims, losses or events:

EU/RUS/DWS/040/04

1.	Loss or liability for damages or an expense arising from property injury that results from reservoir or underground damage, including loss of oil, gas, other mineral substance, or water or the wellbore itself; or

2.	Loss or liability for damages or any expense arising from cost of control of wild well, underground or above the surface.

This obligation to indemnify, defend and release applies regardless of whether or not the claim or loss is occasioned by or results from the actual or alleged negligence of CONTRACTOR or any other person, or entity, in whole or in part, whether sole, joint, active or passive, except to the extent the claim or loss is due to CONTRACTOR’s sole negligence, gross negligence or wilful misconduct.

6.6	Notwithstanding the foregoing, CONTRACTOR shall have sole responsibility and liability for the control and removal of and shall hold COMPANY harmless from property loss or damage, fines and/or penalties from such pollution or contamination that results from spills of fuels, lubricant, motor oils, pipe-dope, paints, solvents, ballast, bilge, metallic objects and garbage in CONTRACTOR’s sole possession and control, regardless of ownership, regardless of whether or not occasioned by or resulting from the negligence, strict liability, breach of warranty or other fault of COMPANY, in whole or in part, whether sole, joint, active or passive. The initiation of clean-up operations including control, response and removal, by either party shall not be an admission of assumption of liability by the initiating party or parties.

6.7	Notwithstanding anything to the contrary contained herein, except when CONTRACTOR’s EQUIPMENT is lost or damaged as a result of the sole negligence or wilful misconduct of CONTRACTOR, COMPANY agrees to defend, indemnify and hold CONTRACTOR harmless from the loss of or damage to CONTRACTOR’s EQUIPMENT occurring in the hole, or in the drill string below the level of the rotary table. COMPANY will replace such CONTRACTOR’S EQUIPMENT or reimburse CONTRACTOR with the current lost in hole/damage beyond repair charge. Should COMPANY decide to replace lost or damaged CONTRACTOR’S EQUIPMENT, the replaced items should be new and purchased or obtained from a reputable manufacturer and should meet all original equipment manufacturer’s specifications. COMPANY agrees to reimburse CONTRACTOR for the cost of repair to such CONTRACTOR EQUIPMENT that is damaged other than from normal wear-and-tear during the rental period. However, before any major repairs are made to damaged equipment, approval for such repairs must be secured from an authorised representative of COMPANY. COMPANY shall not be responsible if CONTRACTOR’s EQUIPMENT is damaged as a result of CONTRACTOR’s negligent acts and/or omissions. In addition should CONTRACTOR’s EQUIPMENT that IS used downhole become contaminated due to radioactivity then COMPANY shall be responsible for decontaminating such CONTRACTOR EQUIPMENT and return to CONTRACTOR on completion of decontamination. During such decontamination process the CONTRACTOR EQUIPMENT shall remain on STACKED RATE to COMPANY until returned to CONTRACTOR in an uncontaminated condition.

6.8	Indirect or Consequential Damages. The parties hereto waive and release all claims against the other party for indirect, special, punitive or consequential damages arising out of this CONTRACT, regardless of whether caused or contributed to by the sole, joint or concurrent negligence (in any amount), strict liability or other fault of the other party or a

EU/RUS/DWS/040/04

pre-existing condition. As used herein, “indirect or consequential damages” shall include, but not be limited to, loss of revenue, profit or use of capital, production delays, loss of product, reservoir loss or damage, losses resulting from failure to meet other contractual commitments or deadlines and downtime of facilities or vessels.

6.9	No Limit. Except as otherwise provided herein, the foregoing indemnity obligations shall not be limited to the amount of insurance of the parties.

6.10	The provisions of this Section shall extend to and be enforceable by and for the benefit of CONTRACTOR GROUP and COMPANY GROUP.

7.0	INSURANCE

CONTRACTOR shall carry insurance (with reliable insurance companies that are satisfactory to COMPANY) in the amounts set forth in Exhibit E, such insurance to be effective prior to the commencement of any SERVICES under this CONTRACT. In each such policy, to the extent of the liabilities agreed to be assumed by CONTRACTOR, CONTRACTOR shall cause (i) all deductibles to be for CONTRACTOR’s account, (ii) the insurer to waive all rights of subrogation against COMPANY GROUP, (iii) COMPANY GROUP to be listed as additional insureds, and (iv) such policy to be primary as to any other existing valid and collectible insurance of COMPANY GROUP or otherwise. Before engaging in any work hereunder, CONTRACTOR shall furnish COMPANY an executed Certificate of Insurance (in form satisfactory to COMPANY) evidencing the foregoing insurance. CONTRACTOR shall cause each insurer to agree to give COMPANY at least thirty (30) days written notice of cancellation or expiration of any such policies or of any other changes that would materially reduce the limits of coverage of such policies. Notwithstanding any provision herein to the contrary, failure to secure the insurance coverage, or the failure to comply fully with any of the insurance provisions of this CONTRACT, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this CONTRACT, shall in no way act to relieve CONTRACTOR from the obligations of this CONTRACT, and shall constitute grounds for the immediate termination of this CONTRACT by COMPANY (in addition to any other rights or remedies available to the COMPANY).

8.0	TAXES AND CLAIMS

8.1	CONTRACTOR agrees to pay all taxes, licenses, and fees properly levied or assessed on CONTRACTOR in connection with or incident to the performance of this CONTRACT by any governmental agency and unemployment compensation insurance, old age benefits, social security, or any other taxes upon the wages of CONTRACTOR, its agents, employees, and representatives. CONTRACTOR agrees to require the same agreements and be liable for any breach of such agreements by any of its sub-contractors.

8.1	CONTRACTOR agrees to reimburse COMPANY on demand for all such taxes or governmental charges that COMPANY may be legally required to pay on account of employees of CONTRACTOR or its sub-contractors. CONTRACTOR agrees to furnish COMPANY with the information required to enable it to make the necessary reports and pay such taxes or charges. At its election, COMPANY is authorised to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to CONTRACTOR hereunder.

EU/RUS/DWS/040/04

8.2	If COMPANY is required by any appropriate government authority whether of Georgia or elsewhere to withhold any sums from payment to CONTRACTOR, COMPANY shall be entitled to do so without compensating CONTRACTOR and CONTRACTOR will have no entitlement for any additional remuneration from COMPANY in respect of such withholding. COMPANY shall issue to CONTRACTOR such certificates certifying the amounts of withholding within ninety (90) days of such withholding.

8.3	CONTRACTOR agrees to pay all claims for labour, materials, services, and supplies furnished to CONTRACTOR hereunder and agrees to allow no lien or charge to be fixed upon the rig, the lease, the well, the land on which the well is located, or other property of COMPANY or the party for whom COMPANY is performing services with respect to such claims. CONTRACTOR agrees to indemnify, protect, defend, and hold COMPANY harmless from and against all such claims, charges, and liens. If CONTRACTOR shall fail or refuse to pay any claims or indebtedness incurred by CONTRACTOR in connection with the SERVICES provided hereunder, it is agreed that COMPANY shall have the right to pay any such claims or indebtedness out of any money due or to become due to CONTRACTOR hereunder. Notwithstanding the foregoing, COMPANY agrees that it will not pay any such claim or indebtedness as long as same is being actively and properly contested by CONTRACTOR and CONTRACTOR has taken all actions necessary (including the posing of a bond when appropriate) to protect the property interests of COMPANY or any other party affected by such claim or indebtedness.

8.4	Before payments are made by COMPANY to CONTRACTOR, COMPANY may require CONTRACTOR to furnish proof that there are no unsatisfied claims for labour, materials, equipment, and supplies or for injuries to persons or property not covered by insurance.

9	LAWS, RULES AND REGULATIONS

9.1	COMPANY and CONTRACTOR respectively agree to comply with all laws, rules, and regulations which are now or may become applicable to operations covered by this CONTRACT or arising out of the performance of such operations. If either party is required to pay any fine or penalty resulting from the other party’s failure to comply with such laws, rules, or regulations, the party failing to comply shall immediately reimburse the other for any such payment.

9.2	In the event any provision of this CONTRACT is inconsistent with or contrary to any applicable law, rule, or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule, or regulation, and this CONTRACT as so modified, shall remain in full force and effect.

9.3	The laws of England shall govern the validity, construction, interpretation and effect of this CONTRACT excluding any choice of laws, which would otherwise require the application of laws, or any other jurisdiction. Any dispute arising in connection with this CONTRACT shall be exclusively settled by arbitration in the English language in London Court of International Arbitration (the “Rules”), provided that the provisions of this paragraph shall prevail in the event of any conflict with such Rules. The arbitration panel shall render its decisions in writing and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding and confirmation and enforcement of the awards so rendered may be obtained

EU/RUS/DWS/040/04

and entered in any court having jurisdiction thereof. The arbitration panel shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this CONTRACT and the substantive laws of England and in no event shall the arbitration panel have the authority to make any award that provides for punitive or exemplary damages.

9.4	Subject to the provisions of Section 6.10 A person who is not a party to this CONTRACT has no right under the CONTRACTs (Rights of Third Parties) Act 1999 to enforce any term of this CONTRACT, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.0	FORCE MAJEURE

Except for the duty to make payments hereunder when due for SERVICES already performed, and the indemnification provisions under this CONTRACT, neither COMPANY nor CONTRACTOR shall be responsible to the other for any delay, damage or failure caused by or occasioned by a Force Majeure Event. As used in this CONTRACT, “Force Majeure Event” includes, but is not limited to: acts of God, action of the elements, earthquakes strikes, differences with workers, or any other causes (except financial) beyond the control of either party. Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this CONTRACT. Neither COMPANY nor CONTRACTOR shall be required against its will to adjust any labour or similar disputes except in accordance with applicable law. CONTRACTOR, but not COMPANY, shall be relieved of it’s obligations under this Agreement in the event of the following: warlike action, insurrection, revolution or civil strife, piracy, civil war or hostile action, acts of public enemies, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organisation or informal association (whether or not formally recognised as a government), inability to procure material, equipment or necessary labour in the open market, acute and unusual labour or material or equipment shortages, failures due to inadequate infrastructure within Georgia including but not limited to inadequate or lack of roads, communications, security etc.

The COMPANY or the CONTRACTOR, as the case may be, shall give notice to the other Party promptly on becoming aware of any such cause, stating the particulars thereof. The notifying Party shall promptly give further notice if its performance of any such obligation is no longer hindered or prevented as aforesaid. The time for performance of such obligation, and any other obligations as are conditional upon such performance, shall be extended by the period between each of the said notices provided that the notifying Party shall make reasonable efforts to perform such obligation prior to the time for performance extension as aforesaid.

In the event of the occurrence of any cause set out in Article 10 and such cause prevails for a period in excess of ten (10) days, the Parties agree to meet forthwith to mutually agree the way forward. If after five (5) days (15 days after commencement of Force Majeure) agreement has not been reached on the way forward then COMPANY shall have the right to cancel the CONTRACT immediately and without any further payment. Any Force Majeure occurrence shall never be just cause for COMPANY to withhold any payment due to the CONTRACTOR under this CONTRACT.

EU/RUS/DWS/040/04

11.0	PATENTS

In addition to all other indemnity provisions contained herein, CONTRACTOR represents and warrants that the use or construction of any and all tools and equipment furnished by CONTRACTOR and used in the SERVICES provided for herein does not infringe on any license or patent issued or applied for, and CONTRACTOR agrees to indemnify and hold COMPANY harmless from any and all claims, demands, and causes of action of every kind and character in favour of or made by a patentee, licensee, or claimant of any rights or priority to such tool or equipment, or the use or construction thereof, that may result from or arise out of furnishing or use of any such tool or equipment by CONTRACTOR in connection with the SERVICES.

12.0	ASSIGNMENTS

COMPANY and CONTRACTOR agree that neither party will assign nor delegate this CONTRACT or any part of it or any of the SERVICES required hereunder without prior written consent of the other party. If any assignment by COMPANY is made that significantly alters CONTRACTOR’s financial burden, CONTRACTOR’s compensation shall be adjusted to give effect to any change in CONTRACTOR’s operating costs.

The parties recognise that the COMPANY has interests in a number of different production sharing contracts in Georgia and accordingly the COMPANY shall be entitled to assign the benefit and burden of all or any part of this CONTRACT to any member of its group including without limitation Ninotsminda oil Company limited and CanArgo Samgori Limited provided that the COMPANY shall provide a parent company guarantee in respect of any such assignee if required by CONTRACTOR. The COMPANY shall further procure that the CONTRACTOR has access to the funds in the Escrow Account on the same basis as that prior to the assignment.

13.0	SUSPENSION AND TERMINATION

13.1	Except as otherwise provided in any Work Order or other agreement between CONTRACTOR and COMPANY, COMPANY may, at any time, at its sole discretion, terminate work covered by any written work order issued hereunder, in which event CONTRACTOR shall be paid at the applicable rates stipulated in Exhibit C for SERVICES rendered up to the date of such termination. On notice of such termination, CONTRACTOR shall promptly remove its personnel, machinery, and equipment from the location and shall further co-operate with COMPANY or its designee to ensure an orderly and expeditious transition and completion of the SERVICES.

13.2	If the CONTRACTOR fails to perform any of its obligations as specified in this CONTRACT herein or to provide any of the CONTRACTOR’s EQUIPMENT the COMPANY’s representative shall notify the CONTRACTOR in writing specifying the nature of such failure and immediately thereafter the COMPANY shall have the right:

13.2.1	To shutdown operations or suspend the SERVICES until such time as the CONTRACTOR shall have rectified any specified failure. In the event of suspension of the SERVICES, in circumstances which would not otherwise lead to an obligation under clause 6, CONTRACTOR shall not be liable for any COMPANY costs whatsoever arising.

EU/RUS/DWS/040/04

13.3.1	The CONTRACTOR shall, throughout the period of the CONTRACT, maintain the applicable classification or certification of the equipment. The COMPANY may suspend the SERVICES or terminate the CONTRACT forthwith due to the failure of the CONTRACTOR to maintain the classification or certification. Then the COMPANY may give notice in writing to the CONTRACTOR to make good such breach, failure, neglect, contravention or abandonment.

Should the CONTRACTOR fail to commence to remedy or refuse or fail to prove to the COMPANY that it has taken and is continuing to take measures to remedy the matters specified in the notice within a period of not more than seven (7) days, or such other period as the COMPANY may stipulate in the notice, the COMPANY shall have the right to terminate the CONTRACT forthwith upon expiry of the period of notice or upon such later date determined by the COMPANY.

13.3.2	In the event of any of:

(ii) the material breach by the CONTRACTOR of any of the other terms and conditions of the CONTRACT; or

(iii) the CONTRACTOR,

(a)	fails to proceed with the SERVICES with due diligence; or

(b)	Persistently or flagrantly neglects to carry out its or their obligations under the CONTRACT; or

(c)	fails to comply with any reasonable instructions given to it in writing by the COMPANY’s representative in connection with the SERVICES, or

(iv) the CONTRACTOR subcontracts any part of the SERVICES without the prior written consent of the COMPANY; or

(v) the CONTRACTOR abandons the CONTRACT,

Then the COMPANY may give notice in writing to the CONTRACTOR to make good such breach, failure, neglect, contravention or abandonment.

Should the CONTRACTOR fail to commence to remedy or refuse or fail to prove to the COMPANY that it has taken and is continuing to take measures to remedy the matters specified in the notice within a period of not more than seven (7) days, or such other period as the COMPANY may stipulate in the notice, the COMPANY shall have the right to terminate the CONTRACT forthwith upon expiry of the period of notice or upon such later date determined by the COMPANY.

13.3.3	In the event of termination in accordance with the provisions of this Section 13 the COMPANY shall not be liable for any further payment to the CONTRACTOR other than any payment, which may be due in respect of work done prior to the date of termination.

13.3.4	COMPANY may terminate this CONTRACT at any time (i) prior to the payment pursuant to Exhibit C Clause 6.0 and 6.1 of $1,400,000 into the Escrow Account; and (ii)

EU/RUS/DWS/040/04

after the first two (2) wells have been completed by giving written notice to the CONTRACTOR.

13.4	COMPANY’s rights and remedies as set out herein are without prejudice to its other rights and remedies under this CONTRACT.

14.0	SUSPENSION DUE TO FAILURE OF BHA

14.1	In the event of a BHA failure that cannot be solved within a reasonable period of time, CONTRACTOR shall suspend the whole of the SERVICES or any part thereof on the written instruction of COMPANY and shall take reasonable measures necessary to protect and secure the part of the SERVICES executed up to the date of suspension. Thereafter, STACKED RATE will apply for all CONTRACTOR EQUIPMENT and full rate for all CONTRACTORS personnel remaining at WORKSITE, until the resumption of work. Any additional cost reasonably and necessarily incurred by CONTRACTOR arising from such suspension shall, subject to Clause 14.2, be payable by COMPANY to CONTRACTOR upon substantiation by CONTRACTOR, to the reasonable satisfaction of COMPANY.

14.2	Notwithstanding Clause 14.1, nothing shall be payable by COMPANY if the suspension arises as a result of negligence on the part of CONTRACTOR. However if CONTRACTOR has done everything reasonably possible in preparing the correct BHA, and suspension still arises due to unexpected conditions then COMPANY will pay CONTRACTOR STACKED RATE for CONTRACTORS EQUIPMENT. COMPANY will also pay full rate for all CONTRACTORS personnel remaining at WORKSITE.

14.3	In the event of any suspension, the COMPANY and the CONTRACTOR shall meet at not more than seven (7) day intervals with a view to agreeing a mutually acceptable course of action during the suspension.

14.4	In the event of suspension of the SERVICES, in circumstances which not would otherwise lead to an obligation under clause 6, CONTRACTOR shall not be liable for any COMPANY costs whatsoever arising.

15.0	GIFTS AND GRATUTIES

It is considered to be in conflict with the COMPANY’s interest for its employees or any member of their immediate family to accept gifts, payments, extravagant entertainment, services, or loans in any form from anyone soliciting business, or who may already have established business relations with the COMPANY. Gifts of nominal value and entertainment, meals, and social invitations that are customary and proper under the circumstances and do not place the recipient under obligation are acceptable. If any employee of the COMPANY should solicit a gift or gratuity from the CONTRACTOR, CONTRACTOR hereby agrees to notify an officer of the COMPANY of such act. It is agreed that the COMPANY will hold such notification in confidence, it is further understood that failure by the CONTRACTOR to comply with the COMPANY’s policies regarding gifts and gratuities may, at the COMPANY’s option, result in the termination of this CONTRACT and may further preclude any future dealings between the parties.

EU/RUS/DWS/040/04

16.0	ILLEGAL DRUGS, ALCOHOL AND FIREARMS

16.1	To help insure a safe, productive work environment, COMPANY may establish a program designed to prohibit the use, transportation and possession of firearms, drugs and/or controlled substances, drug paraphernalia and alcoholic beverages on helicopters, boats, offshore platforms, drilling locations, or COMPANY’s other premises. Illegal drugs include marijuana, amphetamines, barbiturates, opiates, cocaine, codeine, morphine, hallucinogenic substances (LSD) and any similar drugs and/or chemicals synthetics deemed hazardous by COMPANY.

16.2	Such programs, if established, upon notice shall apply to CONTRACTOR’s employees, agents, servants and CONTRACTORs.

16.3	COMPANY specifically reserves the right to carry our reasonable searches of individuals, their personal effects, and vehicles when entering on and leaving COMPANY’s premises. The searches will be initiated by COMPANY without prior announcement. Individuals found in violation will be removed from COMPANY’s premises immediately. Submission to such a search is strictly voluntary; however, refusal may be cause for not allowing that individual on the WELLSITE or COMPANY’s other premises. It is CONTRACTOR’s responsibility to notify its employees of this prohibition and its enforcement.

17.0	GOVERNMENT REGULATIONS

CONTRACTOR shall comply with all applicable laws, rules and regulations of any governmental, regulatory or other competent body having jurisdiction over the CONTRACT and/or the WORKSITE.

Technical passports will be required for all CONTRACTOR equipment imported into and utilised in Georgia. COMPANY shall assist CONTRACTOR with translation of documentation to Georgian and securing such passports. CONTRACTOR is obliged to provide COMPANY with brief technical specifications of all equipment listed in Exhibits B and C as well as the 2 7/8” CT organised by CONTRACTOR on behalf of COMPANY at the latest two (2) weeks after receiving payment for CT and Reel from COMPANY.

18.0	SPECIAL PROVISIONS

This CONTRACT including the Exhibits annexed hereto sets forth the entire agreement between COMPANY and CONTRACTOR with respect to its subject matter. All prior negotiations and dealings regarding the subject matter hereof are superseded by and merged into the CONTRACT. No modification of this CONTRACT shall be effective unless made in writing and signed by both parties.

19.0	PURCHASE OPTION

COMPANY reserves the right to purchase part of or the entire CONTRACTOR spread on the completion of activities in Georgia. The purchase price shall be based upon Exhibit C, but if certain items need renewing then these may be provided by CONTRACTOR at cost plus transportation.

EU/RUS/DWS/040/04

20.0	NOTICES

COMPANY:	CANARGO ENERGY CORPORATION
PO BOX 291,
St Peter Port,
Guernsey
GY1 1BQ
FAX +44 (0)1481729982

CONTRACTOR:	WEUS Holding, Inc.
Care of Weatherford UK Ltd
Weatherford House
Lawson Drive
Dyce
Aberdeen
AB21 0DR
Scotland, UK

21.0	Counterpart Clause

This CONTRACT maybe executed in any number of counterparts each of which when so executed shall itself and together with the other counterparts be deemed to constitute an original.

SIGNED ON BEHALF OF CANARGO ENERGY CORPORATION
/s/: David Robson

SIGNED ON BEHALF OF WEUS HOLDING, INC.
/s/: Doug Sedge

EU/RUS/DWS/040/04

Exhibit A

Abbreviations and Definitions

TECHNICAL

ACP — ANNULAR CASING PACKER

ASSY — ASSEMBLY

BHA — BOTTOM HOLE ASSEMBLY

BOP — BLOW OUT PREVENTERS

CT — COIL TUBING

UBCTD — UNBERBALANCED COIL TUBING DRILLING

EH — EASY HYDRAULIC

ESD — EMERGENCY SHUTDOWN

EUE — EXTERNAL UPSET ENDS

ID — INSIDE DIAMETER

MWD — MEASUREMENT WHILST DRILLING

N2 — NITROGEN

OD — OUTSIDE DIAMETER

P&ID — PROCESS & INSTRUMENTATION DIAGRAM

PB — PLAIN BOTTOM

PCE — PRESSURE CONTROL EQUIPMENT

PDM — POSITIVE DISPLACEMENT MOTOR

PKR — PACKER

RETV — RETRIEVABLE

S/SEAL — SHEAR SEAL

EU/RUS/DWS/040/04

UBD — UNBERBALANCED DRILLING

WXN — WEATHERFORD NO GO NIPPLE

OTHER

C/W — COMPLETE WITH or COMES WITH

FOC — FREE OF CHARGE

HAZID — HAZARD IDENTIFICATION

HAZOP — HAZARD AND OPERABILITY STUDY

HRS — HOURS

HSE — HEALTH SAFETY AND ENVIRONMENT

KPI — KEY PERFORMANCE INDICATORS

MTH — MONTH

N/A — NOT APPLICABLE

QHSSE — QUALITY HEALTH SAFETY SECURITY AND ENVIRONMENT

QTY — QUANTITY

TBA — TO BE ANNOUNCED

TBC — TO BE CONFIRMED

USD — UNITED STATES DOLLARS

DFR — DAILY FIELD REPORT

EU/RUS/DWS/040/04

DEFINITIONS

“CONTRACTOR EQUIPMENT” shall mean all equipment, supplies, consumables and the like necessary to complete the SERVICES.

“CONTRACT” shall have the meaning ascribed to it on page 4 herein and for the avoidance of doubt shall include the Exhibits hereto.

“SERVICES” shall mean all work that the CONTRACTOR is required to carry out in accordance with this CONTRACT and the provision of all materials, services and equipment to be rendered in accordance with the CONTRACT.

“GOOD OILFIELD PRACTICES” shall mean recognised oil and gas drilling practices carried out by a prudent and respected contractor or person.

“FAIR WEAR AND TEAR” shall, subject to anything else stated herein, mean wear and tear on CONTRACTOR’s EQUIPMENT associated with normal operating conditions which fall within the normal operating limits defined within equipment technical specifications in the course of executing the SERVICES.

“GOOD OPERATING CONDITION” shall mean the ability to operate safely and efficiently in accordance with manufacturers and CONTRACTORS operating conditions.

“PAYMENT” shall mean payment of all monies due to CONTRACTOR by COMPANY in accordance with Clause 3 herein.

“TERMINATION” shall have the meaning ascribed to it in Clause 13 herein.

“FORCE MAJEURE” shall have the meaning ascribed to it in Clause 10 herein

“MONTH” shall mean a calendar month

“DAY” shall mean a period of twenty four (24) hours commencing on 00:01 hours and ending on 24:00 hours

“THIRD PARTY” shall mean any party other than COMPANY and CONTRACTOR.

“COMPANY PERSONNEL” shall means the employees and/or agents and/or servants of COMPANY its Affiliates, Co-venturers and partners

“CONTRACTOR PERSONNEL” shall mean the employees and/or agents and/or servants of CONTRACTOR its affiliates, and subcontractors

“WELLSITE” shall mean the well location at which the SERVICES will be carried out in accordance with the CONTRACT.

“COMPANY GROUP” shall have the meaning ascribed to it in Clause 6 herein.

“CONTRACTOR GROUP” shall have the meaning ascribed to it in Clause 6 herein.

“DEFEND” shall have the meaning ascribed to it in Clause 6 herein.

“LOSSES” shall have the meaning ascribed to it in Clause 6 herein.

EU/RUS/DWS/040/04

Exhibit B
Scope of Works

Overview

COMPANY will commence a drilling campaign in Georgia during the second half of year 2004. The “Georgia Drilling Campaign”, is planned to include the drilling of as many as fourteen (14) wells in the Ninotsminda, Samgori, Manavi and other fields. The first two (2) wells are firm commitment wells and are considered to be a trial of Underbalanced Coiled Tubing Drilling (UBCTD) technology, and further wells are contingent upon the performance of these initial two (2) wells.

The wells defined above will be drilled from onshore locations with a single drilling unit performing conventional drilling operations to run and set casing in the top of the reservoir. Alternatively existing wells may be sidetracked using conventional techniques, to place a casing string in or near the top of the reservoir. Thereafter, a UBCTD Package would drill the reservoir section using underbalanced or managed pressure drilling techniques, in order to reduce well impairment and thereby increase potential productivity. The decision to drill each well with UBD technology is dependent upon the availability of equipment, successfully landing and cementing the production casing into the top of the reservoir, if COMPANY’s geological prognosis indicates that the reservoir is at the anticipated depth, if the wellbore stability proves to be suitable for UBD, if the reservoir responses positively to being drilling underbalanced or if the COMPANY presents any other reasonable reason. With the exception of the first well, Manavi, each of the reservoir sections will be approximately horizontal.

A two (2) phase circulating system using crude oil and nitrogen or natural gas is planned to generate the underbalanced conditions required through the reservoir section, however other fluids may be used (e.g. brine for Manavi). A +/- 200 psi drawdown on the lowest pressured formation is planned.

Note : Hydrogen sulphide has not been reported from the producing reservoirs, and therefore CONTRACTOR’S EQUIPMENT package is not H 2 S certified to meet sour service specifications.

EU/RUS/DWS/040/04

SCOPE OF WORK

Summary Phase Definition

1.0 The SERVICES have three (3) distinct phases and the SERVICES include but are not limited to;

1.1 Phase 1 — FEED Study and Planning

(a) Establish the PROJECT team;

(b) Define clear deliverables and accountabilities for all team members;

(c) Develop detailed PROJECT schedule and establish a stage gate process that identifies key PROJECT milestones;

(d) Identify QHSSE deliverables;

(e) Assist in identification and prioritisation of UBD candidate wells, including screening, flow modelling, well costing and risk analysis;

(f) Provide input into prioritisation and selection of actual UBD programme wells.

(g) Develop detailed well plans and provide input into well specific safety cases for all UBD programme wells;

(h) Verification of all UBD procedures;

(i) Identify contingency plans;

(j) Complete PROJECT execution plan for the SERVICES;

(k) Interface with drill rig contractor, facilities CONTRACTOR and COMPANY’S other contractors;

(l) CONTRACTOR will provide training for COMPANY WELLSITE employees (e.g. Pressure control, HSE, CT and UBD). These courses will be provided at CONTRACTOR internal rates. COMPANY will pay for the courses before CONTRACTOR EQUIPMENT mobilisation. Half of the cost paid to CONTRACTOR by COMPANY will be repaid by CONTRACTOR to COMPANY evenly between wells five and fourteen (5 — 14) up to a maximum total value of $45,000. If extra WORK is added to the programme and a further six (6) wells are drilled CONTRACTOR will repay the remaining half of the training costs evenly between wells fifteen and twenty (15 — 20) up to a maximum value of $45,000 (the total training value now being $90,000). Training dates to be agreed between the parties.

1.2 Phase 2 — UBD Operations

     (a) Deliver the underbalanced conditions in the wells;

     (b) Provide onsite rig supervision and operational support and all equipment;

     (c) Provide support from COMPANY base

     (d) Perform data acquisition and flow modelling;

EU/RUS/DWS/040/04

     (e) Capture key learning and knowledge;

     (f) Mobilise, install and demobilise equipment.

1.3 Phase 3 — Completion and Production Systems

(a) Completion Services

(b) Based on the planned well design and drilling program, CONTRACTOR will identify the equipment, accessories and personnel necessary to perform the following:

(i)	Install completions in wells

(c) CONTRACTOR will also identify and recommend, in conjunction with COMPANY, the consumables for each completion to be run in hole.

(d) CONTRACTOR will mobilize agreed equipment, consumables and personnel upon call out by COMPANY.

EU/RUS/DWS/040/04

1.4	Scope of SERVICES — Coiled Tubing Underbalanced Drilling Services

1.4.1	CONTRACTOR will supply CONTRACTOR’s EQUIPMENT and PERSONNEL as defined herein to perform the SERVICES more specifically described below:

1.4.2	Planning and Preparation:

(a) Define additional equipment requirements in order to perform the SERVICES.

(b) Perform Flow Modelling for finalized well designs.

(c) Create generic well programs suitable for translation and approval by Georgian authorities.

(d) Identify and procure long lead UBD related items.

(e) Manage the design, procurement and build process for the coiled tubing string and coiled tubing reel.

(f) Identify & resolve equipment interfaces between CONTRACTOR and COMPANY.

(g) Generate Pipework & Instrumentation Diagram (P & ID), Flow Process Diagram, Site Layout and Site HSE diagrams.

(h) Create a design basis (suitable for COMPANY procurement) of rig floor scaffolding arrangement that can be pre-assembled and moved from well site to well site for supporting CTD equipment.

(i) Verify Operational & Emergency Procedures.

(j) Define Mobilisation and Rig Up Plans.

(k) Define personnel (and training) requirements.

1.4.3	QHSE:

(a) CONTRACTOR PROJECT Specific HSE Plan & PROJECT Interface Document

(b) Participate in PROJECT specific HAZID & HAZOP Reviews.

(c) Participate in Closure of Action Items identified from HAZID and HAZOP’s.

(d) Ensure full compliance to Georgian HSE Rules & Regulations.

(e) Define CONTRACTOR QHSE goals.

(f) Define CONTRACTOR Key Performance Indicators (KPI’s).

(g) Ensure full compatibility within CONTRACTOR supplied items.

1.4.4	Mobilisation:

(a) CONTRACTOR Mobilisation Plan is forwarded to COMPANY prior to actual mobilization.

(b) CONTRACTOR to inform COMPANY of progress of CONTRACTOR EQUIPMENT (on a daily basis) once mobilized, and to alert COMPANY to any unexpected delays that could impact on COMPANY plan to utilise CONTRACTOR EQUIPMENT during COMPANY Drilling Programme.

1.4.5	Rig Up and perform Coiled Tubing Underbalanced Drilling Operations ensuring that:

(a) CONTRACTOR performs all SERVICES in the COMPANY area of operations in compliance with the COMPANY Health and Safety Document plans

(b) CONTRACTOR EQUIPMENT is rigged up as per the Rig Up plan and in accordance with the P and ID and Site HSE Diagrams.

(c) CONTRACTOR EQUIPMENT is fully interfaced with COMPANY supplied equipment

(d) Pressure Test all CONTRACTOR EQUIPMENT as per the Pressure Testing program.

(e) Commission CONTRACTOR EQUIPMENT in accordance with the “Pre-Start Audit / Commissioning Document”.

EU/RUS/DWS/040/04

(f) Perform and report on, Coiled Tubing Underbalanced Drilling Operations in a safe and efficient manner - as defined in the CONTRACTOR CT UBD Reference Manual and the COMPANY Well Specific CT UBD Drilling Program.

(g) CONTRACTOR EQUIPMENT is rigged down as per the Rig Down plan.

1.4.6	Demobilise CONTRACTOR EQUIPMENT ensuring that:

(a) CONTRACTOR EQUIPMENT is demobilized as per the Demobilisation Plan either to the next well, the COMPANY defined secure holding area to be stacked between wells, or back to CONTRACTORs base upon the termination / conclusion of the CONTRACT.

(b) End of Job Reports / Reviews

(c) CONTRACTOR to participate in COMPANY directed After Action Reviews following the conclusion of each well – to identify all Lessons Learned during the course of the operation and consequently improve, and make more safe and efficient – the UBD process.

(d) CONTRACTOR to review with COMPANY, the PROJECT Goals and KPI’s following each well.

CONTRACTOR to furnish COMPANY with a detailed “End of Well Report”.

EU/RUS/DWS/040/04

2.0 SERVICES Supplied by CONTRACTOR

2.1 PROJECT Team comprising:

2.1.1 Full time members:

(a) PROJECT Manager:

The PROJECT Manager will be the focal point for all issues concerning the PROJECT. He will be experienced in Coiled Tubing drilling, Directional drilling, Underbalanced drilling and general drilling technology. The PROJECT Manager will conduct all liaisons with COMPANY in the planning stages of the PROJECT and will be the office focal point during operations. All other PROJECT team disciplines will report to the PROJECT Manager.

(b) Coiled Tubing Engineer

The Coiled Tubing Engineer will be assisting the PROJECT Manager with all aspects of Coiled Tubing technology with regard to the PROJECT.

(c) Underbalanced Drilling engineer

The Underbalanced Drilling Engineer will assist the PROJECT Manager with the underbalanced well planning. He will conduct all flow modelling and will coordinate production modelling.

2.1.2 Part Time Members:

(a) Directional Drilling Planner

The Directional Drilling Planner will conduct all necessary calculations and schematics with regard to the PROJECT under the direction of the PROJECT Manager.

(b) Logistics and Materials Planner

The Logistics and Materials Planner position will be conducted by various persons within the CONTRACTOR departments. The coordination of logistics will be under the supervision of the PROJECT Manager and the discipline engineers.

(c) QHSE Manager

All QHSE issues will be conducted and managed from CONTRACTOR’S QHSE department in Aberdeen.

EU/RUS/DWS/040/04

3.0	CONTRACTOR EQUIPMENT

3.1	Subject to finalisation and mutual agreement of workscope by COMPANY and CONTRACTOR, prior to CONTRACTOR EQUIPMENT being mobilised and with the exception of COMPANY provided items as listed elsewhere, CONTRACTOR shall be responsible for providing all items of equipment required to perform the SERVICES described herein.

If additional equipment to that mentioned above, is required by CONTRACTOR to cater for an increased scope of SERVICES then such additional equipment will be mobilized from its Point of Origin and charged for at mutually agreed prices.

4.0	CONTRACTOR’S RESPONSIBILITIES

The responsibilities set out herewith describe the basic requirements for SERVICES supplied by the CONTRACTOR to COMPANY to meet COMPANY’S drilling programme in Georgia. The responsibilities represent minimum guidelines and in no way limit the CONTRACTOR’S responsibilities hereunder.

CONTRACTOR must provide an indication of the time to mobilise the SERVICES, including equipment, personnel and consumables, to the specified. The CONTRACTOR is obliged to alert the COMPANY of any shortfalls in the supply of the said SERVICES, and in sufficient time for the COMPANY to substitute all or part of the SERVICE.

In addition to the requirements set forth elsewhere in this CONTRACT, CONTRACTOR agrees to comply with the following provisions:

(a) CONTRACTOR is to prepare and verify the equipment, which is to be assigned to the CONTRACT prior to mobilisation.

(b) On the WELLSITE, CONTRACTOR shall prepare and check equipment prior to the commencement of any operation.

(c) Provide qualified personnel as set forth herein and any other personnel mutually agreed upon as necessary for the performance of the SERVICES.

(d) Supply all materials, supplies and spare parts necessary for the continuous operation of CONTRACTOR’S services as defined in scope of SERVICES with the exception of those items listed in Exhibit D COMPANY Provided Items and 4.0 COMPANY’s Responsibilities.

(e) Field tickets must be completed and duly signed by COMPANY WELLSITE representative on a daily basis for submission as backup with invoices. Field tickets duly signed will be considered correct, approval will not be unreasonably withheld. End of job invoices submitted without proper backup will remain unpaid until proper supporting documentation is submitted or until it is agreed between parties that unsupported items can be withdraw and submitted with the next invoice..

(f) Provide and maintain all safety equipment and supplies necessary to adhere to a safe and responsible operation while performing the SERVICES covered under this CONTRACT.

(g) CONTRACTOR to approve of each WELLSITE and well prior to movement to next well in good time to allow COMPANY to effect changes.

(h) CONTRACTOR’S PERSONNEL shall oversee all loading and unloading activities of CONTRACTOR’S EQUIPMENT.

EU/RUS/DWS/040/04

(i)  CONTRACTOR shall be responsible for ensuring CONTRACTOR’S EQUIPMENT is fitted with appropriate certified lifting equipment for transportation and lifting operations.

CONTRACTOR’S PERSONNEL

CONTRACTOR shall supply résumés of all the proposed CONTRACTOR PERSONNEL and include job title. The résumé should include each person’s education, pertinent job experience, expertise and Point of Origin. All personnel supplied by the CONTRACTOR must be professional in his field with appropriate accredited certificates and credentials. COMPANY reserves the right to request certification and documentation of criteria mentioned above, for any and/or all CONTRACTOR’S PERSONNEL assigned to COMPANY WELLSITES during any phase of the CONTRACT period.

Once key personnel are selected, COMPANY must be given a minimum of ten (10) days notice and has the right of refusal concerning the transfer of said key personnel by CONTRACTOR from COMPANY’S service. COMPANY shall also have the right to approve replacement personnel if a transfer of CONTRACTOR’S personnel takes place.

COMPANY reserves the right to limit the number of and the duration of stay of all CONTRACTOR’S personnel at the WELLSITE within the CONTRACTOR’S defined safe operating numbers.

COMPANY reserves the right to request in writing the removal of any and or all CONTRACTOR’S PERSONNEL without exception and at COMPANY’S sole discretion.

A normal crew complement of nineteen (19) personnel will be required during drilling operations. CONTRACTOR shall also provide relief personnel, if applicable and if required by Georgian law if given sufficient notice by COMPANY.

EU/RUS/DWS/040/04

Exhibit C
Schedule of Prices

1.0	General

1.1	In consideration of performing and completing the WORK in accordance with the provisions and requirements of this CONTRACT, CONTRACTOR shall be compensated in accordance with the terms of this Exhibit C.

1.2	The rates and prices are exclusive of any incidence for Value Added Tax applicable to the goods and services provided by the CONTRACTOR under the CONTRACT. The amount of Value Added Tax chargeable thereon shall be paid to the CONTRACTOR by the COMPANY in addition to any other payments becoming due under the CONTRACT upon production of a valid tax invoice.

1.3	All prices are in US Dollars.

1.4	Where the Scope of Work is not clearly defined, reimbursement shall be made on the basis of actual hours expended, as evidenced by timesheets authorised by the COMPANY Representative, multiplied by the agreed daily/hourly rates. Execution of such SERVICES shall be PROJECT controlled against a pre-agreed estimate and programme and any variations shall be highlighted to the COMPANY Representative in a timely manner. In particular, any expenditure of manhours in excess of the estimated manhours shall be pre-agreed with the COMPANY Representative, in writing.

1.5	Should compensation for the SERVICES be of a reimbursable nature CONTRACTOR shall record all months/days/hours worked on timesheets/service tickets. These timesheets/service tickets must be signed by the COMPANY Representative, whose name will be advised. COMPANY will only accept liability to pay for months/days/hours recorded on such signed timesheets/service tickets. Substantiation of invoices shall include timesheets, third party invoices and signed delivery tickets as appropriate.

1.6	The COMPANY shall pay the CONTRACTOR the CONTRACT PRICE calculated in accordance with the provisions of this Exhibit C and any variation orders issued by COMPANY.

1.7	No reimbursement shall be made for SERVICES which are not performed in accordance with the CONTRACT.

1.8	All rates are fixed and firm for the duration of the CONTRACT. Rates and prices for the option periods shall be mutually agreed. Not withstanding anything contained herein due to the extremely volatile world steel prices CONTRACTOR cannot guarantee any sales prices of equipment, including but not limited to CT and reel.

EU/RUS/DWS/040/04

2.0	Equipment

2.1	MOBILISATION AND DEMOBILISATION

It has not yet been decided if CONTRACTOR will transport equipment to Georgia, and COMPANY perform the rest of the mobilisation, or if COMPANY will perform the entire process from Aberdeen to the well site. Fees may be altered to reflect changes in Mobilising & Demobilising responsible party.

Technical certificates will be secured by COMPANY at COMPANY’s cost. CONTRACTOR will support applications by provision of full technical documentation and appropriate specification for equipment.

DEMOBILISATION — All costs and expenses associated with the DEMOBILISATION of the supplied equipment are deemed to be covered by the CONTRACTOR and will be covered by the lump sum demobilisation fee payable by COMPANY to CONTRACTOR (transportation cost Exhibit C Section 9). COMPANY shall be responsible for all labour, materials, parts, customs clearance, duties, technical certificates or licences etc, for the complete delivery of all supplied equipment from the WELLSITE to Point of Exit from Georgia.

2.2	Equipment rental rates are inclusive of all packaging, craneage, slings and container costs. No charges for such will be admissible. Rates are fully exclusive of transportation costs to/from the CONTRACTOR’s Onshore Base and COMPANY’s Shorebase which will be provided by COMPANY. In the event that CONTRACTOR is requested to provide transportation then COMPANY shall reimburse CONTRACTOR at documented third party cost.

2.3	Equipment Rentals

Charges in respect of rental equipment used shall, unless otherwise agreed in writing, commence solely from the date such rental equipment is shipped from CONTRACTOR’s Onshore Base and shall continue until such time as returned thereto.

2.4	Equipment Rentals Onshore

Charges in respect of rental equipment used onshore shall, unless otherwise agreed in writing:

1.	Be calculated as per timesheets signed by an authorised COMPANY Representative for rental equipment used on CONTRACTOR’s or third party premises.

2.	Commence solely from the time rental equipment is delivered to COMPANY’s designated delivery point and shall continue until such rental equipment is notified as being ready for return to CONTRACTOR for equipment used other than on CONTRACTOR’s premises.

3.	Not include any mobilisation or demobilisation charges (including transportation, lifting and handling charges to and from point of delivery/redelivery).

EU/RUS/DWS/040/04

2.5	Failure in Service

1.	When CONTRACTOR’s equipment fails whilst in service, and operations are interrupted or halted, Zero Rates for all CONTRACTOR equipment and services shall be invoked with effect from the start of the interruption or halt. The cumulative Zero Rate time, as a result of equipment malfunction or other service interruption, will include all the time from the start of the interruption until operations are resumed.

2.	In the event that it is established that following failure of the CONTRACTOR’s equipment, CONTRACTOR has insufficient personnel and equipment to commence, or complete any operation, the CONTRACTOR shall be reimbursed at Zero Rate for equipment and personnel during the period of delay whilst the WORKSITE suffers downtime due to failure to provide same. The Zero Rate will apply to each day when any part of that day has been lost due to such delay. The CONTRACTOR shall be solely responsible for ensuring that sufficient back up equipment is available at the WORKSITE and personnel at CONTRACTOR’s onshore base in order to cover for such equipment malfunction, etc.

2.6	All rates are to be fully inclusive of all maintenance charges which will include, but will not be limited to, all inspection (pre, during and post job), certification, re-builds, testing, consumable seals, expendable parts, redress, repair and parts resulting from normal operational wear and tear.

Note: For abnormal wear and tear

1.	If the repair or re-dressing is required due to tool defect or poor servicing, the cost of servicing will be at no cost to COMPANY.

2.	COMPANY shall not compensate CONTRACTOR for the costs of repair or refurbishment of any equipment for which it is liable unless COMPANY has been requested to witness the inspection thereof prior to such repair or refurbishment.

3.	In the event that COMPANY requests CONTRACTOR to perform SERVICES outwith the normal operating parameters of CONTRACTOR’s BHA EQUIPMENT (145°C and 5000psi differential pressure between the inside of BHA and the outside of the BHA i.e the annulus) then COMPANY shall reimburse CONTRACTOR for all loss and or damage to CONTRACTOR EQUIPMENT.

4.	Cost to repair damage to BHA Stator which has been caused by exposure to crude oil drilling medium will be recharged to COMPANY.

2.7	For any additional third party equipment, materials or services (outwith the agreed rates and/or charges contained herein) requested by COMPANY and provided by CONTRACTOR, CONTRACTOR shall be reimbursed at documented cost with a five percent (5%) mark-up, save for, if applicable, CONTRACTOR’s expenses incurred on COMPANY approved travel, which will be reimbursed at documented cost.

2.8	Costs incurred by CONTRACTOR in making good damage to CONTRACTOR’S downstream EQUIPMENT by erosion will be recharged to COMPANY at cost plus five percent (5%). Choke redress kits will be charged as used according to the table of consumables in Section 6.3.

EU/RUS/DWS/040/04

2.9	It is CONTRACTORS intention to utilise a dedicated team to perform maintenance on CONTRACTOR’S EQUIPMENT package during periods when the equipment is not operating. However any maintenance/refurbishment of directional drilling BHA which cannot be carried out in country of operations will be returned to CONTRACTOR base of operations at cost to CONTRACTOR. Transportation, importation, exportation will be the responsibility and cost of COMPANY and will be performed as per clause 9.0 of this exhibit.

2.10	Additional equipment and services outwith those listed in Exhibit C will be provided by CONTRACTOR in accordance with CONTRACTOR’s Handling Equipment and Rental Product Lines Price List or Casing Consumables Price List, as appropriate.

2.11	STACKED RATE:

Is payable any time the CONTRACTOR’S EQUIPMENT is rigged down, in transit or stacked during inactive periods. No STACKED RATE will be payable during transit between equipment Point of Origin and the Point of Entry to Georgia, nor during the return trip. A total allowance of fourteen (14) days will be made by CONTRACTOR to COMPANY for the process of clearing customs, transporting CONTRACTOR’S EQUIPMENT from Point of Entry in Georgia to the WELLSITE and returning CONTRACTOR’S EQUIPMENT to Point of Exit in Georgia upon the conclusion of operations. This is a maximum cumulative period and should these activities be effected quicker, it is not transferable as a deductible.

2.12	OPERATING RATE:

Is payable on completion of rig up (when the BHA is made up and tested and when the rig up has been approved by CONTRACTOR and COMPANY HSE responsible persons according to agreed sign off sheet as being safe for operations). The OPERATING RATE ceases once the equipment rig down process begins (when the final BHA or toolstring is broken from the CT string).

2.13	STANDBY RATE

Is payable at any time other than those listed above. This covers rig up and rig down time, and will also cover times when CONTRACTOR’S EQUIPMENT is ready for operations but cannot operate due to situations outwith CONTRACTOR’s control. STANDBY RATE for rig up begins when the first item of CONTRACTOR EQUIPMENT is placed on WELLSITE for each well. STANDBY RATE for rig down ends when the last item of CONTRACTOR EQUIPMENT is uplifted from WELLSITE, or placed in storage location on WELLSITE, at end of each well.

It is intention of CONTRACTOR to have only one (1) crew and hence break up the program with a (approximately) two week period of R&R for CONTRACTOR PERSONNEL every four (4) to six (6) weeks, depending upon well operations. No STACK RATE shall apply during this period. If however a planned restart of operations is delayed by COMPANY beyond fourteen (14) days then STACK RATE shall apply from (and including) the fifteenth (15) day. No STACK RATE shall apply if CONTRACTOR delays restart of operations.

Should a well be suspended or abandoned earlier than anticipated due to no fault of CONTRACTOR, the fourteen (14) day FOC period between wells will not be applicable. STACK RATE will apply from end of rig down on suspended or abandoned well and will continue until restart of original well or start of new well.

EU/RUS/DWS/040/04

2.14	DURATION OF CHARGES

SERVICE/rental charges shall apply from the first day on which the CONTRACTOR’S EQUIPMENT arrives at Point of Entry in Georgia until the day it is returned to the Point of Exit. COMPANY has up to fourteen (14) days without charges of the equipment being transported by ship, to effect customs clearance, loading, unloading and transport between the port and the WELLSITE and the reverse of the entire process on completion of the drilling program. This fourteen (14) day allowance is a maximum figure and cannot be carried over as a credit to other activities.

2.15	CONSUMABLES SUPPLY and DELIVERY

COMPANY will only be invoiced for items actually consumed. CONTRACTOR will invoice for consumables only as detailed in the Daily Field Report and signed by the COMPANY Representative. The aforementioned report shall serve as the primary support documentation for the CONTRACTOR’S invoice. (Example included in Exhibit G ).

A mutually agreed consumables list shall be produced by the CONTRACTOR and shall be provided to the COMPANY. Adequate stock levels shall be maintained throughout the duration of the PROJECT but overstocking is to be minimised unless expressly requested by the COMPANY.

COMPANY shall not be restricted to the exclusive use of CONTRACTOR’S consumables. Should CONTRACTOR fail to adequately supply a particular consumable or the quality of the said consumable does not meet the CONTRACT specifications, COMPANY may source a suitable alternative elsewhere.

Transport of additional consumables from CONTRACTOR’S Base to the WELLSITE will be for the account of COMPANY.

COMPANY will only accept consumables supplied by the CONTRACTOR arriving at the WELLSITE in an undamaged condition. Liability for the risk of damage to consumables during transit between the CONTRACTOR’S Base and the COMPANY’S WELLSITE shall be at the cost of the CONTRACTOR

At the termination of the CONTRACT, CONTRACTOR will transport all consumables no longer required by the COMPANY, back to CONTRACTOR’S Base. There will be no re stocking fee. Any surplus consumables stock may be offered to COMPANY for purchase at CONTRACTOR prices. However, consumables returned from the WELLSITE in opened containers, or if damaged by COMPANY and in non-resalable condition, shall be charged to COMPANY at CONTRACT prices.

Consumables not included herein, but required by the COMPANY and supplied by the CONTRACTOR, shall be available for purchase by COMPANY from the CONTRACTOR’S Price List.

EU/RUS/DWS/040/04

3.0	Personnel

3.1	Day rates shall, unless otherwise specified, be per calendar day or any part thereof. Monthly rates where applicable shall be based on a thirty (30) day month and any part month shall be charged on a pro rata basis.

3.2	Duration Of Personnel Charges

Unless otherwise noted, all personnel charges shall apply from day of departure from Point of Origin until day of return to Point of Origin. STANDBY rates are not applicable for personnel.

If CONTRACTOR PERSONNEL miss flights during transit / over night stays (due to their own negligence), then associated additional personnel and transportation costs including subsistence and lodging are the responsibility of CONTRACTOR. In the event that operations cannot commence due to key CONTRACTOR PERSONNEL missing flights (again, due to their own negligence) then COMPANY shall not be liable for any equipment or personnel charges during this period. It is the decision of the COMPANY to decide if sufficient CONTRACTOR PERSONNEL are present to commence operations, however CONTRACTOR reserves the right to overrule COMPANY if CONTRACTOR feels that safety is being breached. In such a situation, CONTRACTOR elects to go to Zero Rate until CONTRACTOR is satisfied that sufficient CONTRACTOR PERSONNEL are on WELLSITE to ensure safe operations.

3.3	One Month Break

It is the intention of both parties to have a four (4) week break over the Christmas and New Year Period. Equipment and Personnel rates and charges will not apply during this period. If COMPANY wishes to extend this period for longer than four (4) weeks, then a retainer equivalent to seventy five percent (75%) of total personnel day rate must be paid in order to maintain consistency in personnel from CONTRACTOR. This will be in addition to equipment STACKED RATE that begins after the four (4) week period

EU/RUS/DWS/040/04

4.0	NON PRODUCTIVE TIME

Should any of CONTRACTOR’S EQUIPMENT (excluding the coiled tubing itself) be inoperable due to mechanical breakdown outwith what is considered to be normal wear and tear, which leads to loss of the Underbalanced Coiled Tubing Drilling Operation, reduced rates will be payable to CONTRACTOR for SERVICES as per the following tables. Reduced Rates will continue until CONTRACTOR’S EQUIPMENT is available to commence/recommence operations at the WELLSITE.

BHA NPT

NPT will not apply if the temperature of the well is above 145°C or differential pressure between the inside of BHA and the outside of the BHA i.e the annulus of over 5000psi.

If motor failure is due to drilling fluid damage CONTRACTOR will not accept NPT after seven hours (7) of pumping time. If however a failure is due to mechanical or electrical breakdown then CONTRACTOR will accept NPT for this.

In the event of a BHA failure hole conditioning will be performed outwith NPT before Pulling Out of Hole on NPT.

Duration of loss of the Underbalanced Operation	% of Equipment
(Cumulative per trip with 1 TRIP	Operating Day Rate to
being defined as 2 wells, i.e. if 3	Apply to UBCTD
wells are achieved then	Equipment package.
CONTRACTOR is allowed thirty six (36) hours of NPT per trip)

0 - 24 hrs	100%

Greater than 24 hours	0%

If NPT occurs on STANDBY RATE, then STANDBY RATES will apply for the hours of NPT providing this occurs in the 0-24hr period of “paid for” NPT.

If NPT occurs on OPERATING RATE, then operating rates will apply for the hours of NPT providing this occurs in the 0-24hr period of “paid for” NPT

Duration of loss of the Underbalanced Operation (Cumulative per trip with 1 TRIP being defined as 2 wells, i.e. if 3 wells are achieved	% of Personnel Operating Day Rate
then CONTRACTORS are allowed 36hrs of	to Apply to UBCTD
NPT per trip)	Equipment package.

0 - 24 hrs	100%

If NPT is greater than 24hrs then a sliding scale of percentage personnel payment is invoked. This scale is over 10 incremental steps from 90% to 0% each accounting for 24 hrs (i.e. the 24th to 48th hours are at 90, assuming no historical NPT has been accumulated).

EU/RUS/DWS/040/04

This scale is used over the course of the campaign therefore any NPT over 24hrs per trip will cause the scale to slide downwards for the extra 24 hr periods of NPT. If however there is no NPT, or less than 24hrs, on a particular trip, the scale can slide up again to a maximum of 100%. If no NPT is incurred in a trip, and the dayrate is at 100%, then 24 hours are added to the NPT free duration.

Should a major failure of the CONTRACTOR’S EQUIPMENT result in an extended continuous delay, then CONTRACTOR shall demobilise its crew at its cost.

5.0	CANCELLATION FEES

5.1	Cancellation by COMPANY

Notwithstanding anything contained herein, in the event that the two (2) commitment wells are not drilled or the CONTRACT is terminated for any reason by the COMPANY after 7days from MOBILISATION and prior to completion of the two (2) commitment wells, then COMPANY shall pay CONTRACTOR the remaining value of the Escrow Account as defined in MSC section 3.12 to a maximum total value of one million four hundred thousand dollars (1,400,000 USD). COMPANY will also pay all accrued certifying/documentation costs, MOBILISATION costs and coil preparation costs incurred by CONTRACTOR up until point of cancellation.

5.2	Engineering Charges

CONTRACTOR shall invoice COMPANY and COMPANY shall pay directly to CONTRACTOR the amount of $120,000 per calendar month in advance, from CONTRACT signature, until equipment MOBILISATION (Anticipated duration three (3) months). The first payment shall be made within two (2) working days of CONTRACT signature, into a CONTRACTOR nominated account. If a further fourth month is required before MOBILISATION COMPANY shall pay a further $60,000. The total amount shall however be capped to these four payments (i.e. $420,000). The actual total will be repaid by CONTRACTOR to COMPANY in six equal amounts from the completion of well three (3) until well eight (8).

5.3	Late MOBILISATION by CONTRACTOR

If CONTRACTOR fails to mobilise CONTRACTOR’s EQUIPMENT from Aberdeen, and new CT and reel from Houston (U.S.) within four months of receipt of payment from COMPANY for purchase of CT and Reel as described in this exhibit section 6.1, then CONTRACTOR shall pay to the COMPANY liquidated damages of $150,000 per month (parts of month shall be pro-rated). Exception will be made where COMPANY arranged logistics are late or problematic. Such liquidated damages shall be capped at $600,000 (four (4) months).

5.4	Post-MOBILISATION / Pre-Start cancellation by CONTRACTOR

In the event that the CONTRACTOR EQUIPMENT has been mobilised, but the CONTRACTOR personnel have not and CONTRACTOR cancels the CONTRACT, then CONTRACTOR shall be liable for all upfront engineering costs paid to CONTRACTOR by COMPANY over the previous 3 or 4 months; MOBILISATION (accrued at that time) and DEMOBILISATION costs/fees from that point, plus a one off payment of $150 000. CONTRACTOR will also repay any certification and preparation costs charged for at this time. Furthermore, the reel (with COMPANY CT) will then become the property of COMPANY and CONTRACTOR will deliver without charge to POTI (COMPANY will be responsible for clearing customs).

EU/RUS/DWS/040/04

5.5	Post Start of Operations cancellation by CONTRACTOR

If after MOBILISATION of CONTRACTOR personnel, CONTRACTOR elects to cancel the CONTRACT, before two wells have been completed, then CONTRACTOR shall pay all MOBILISATION and DEMOBILISATION costs/fees (from Aberdeen to COMPANY base and back again). Furthermore, the reel (with COMPANY CT) will then become the property of COMPANY and CONTRACTOR will deliver without charge to POTI (COMPANY will be responsible for clearing customs).

6.0	PAYMENT SCHEDULE

The following payment schedule has been developed in order to avoiding imposing potentially onerous upfront payments or terms on COMPANY, whilst providing CONTRACTOR Management with a sufficient degree of comfort and security.

Key points are:

•	COMPANY pay upfront for purchase of coiled tubing string and coiled tubing reel. These two (2) amounts must be received by CONTRACTOR prior to CONTRACTOR ordering the relevant equipment. Receipt of these payments by CONTRACTOR triggers the start of the four (4) month planned mobilisation timeline.

•	COMPANY shall be provided with a PROJECT management team from PROJECT inception, ensuring operational goals are met. CONTRACTOR will put in place a dedicated team as described in Exhibit B section 2 to co-develop a realistic PROJECT timeline and ensure the scope of SERVICES is accurately defined and appropriate resources are organized to meet the scope of SERVICES. This shall be deemed to start from the time of signature of this CONTRACT.

•	It is the intention of COMPANY to Commit to drill at least two (2) wells. Commitment to be assured by a pre payment of one million four hundred thousand dollars US ($1,400,000) in accordance with the cancellation schedule provided herein lodged in an Escrow Account held by COMPANY Lawyers (McGrigors Solicitors). Should costs spiral beyond that which has reasonably been envisaged by CONTRACTOR and accepted by COMPANY then COMPANY may effect cancellation after one (1) well with penalties as detailed in section 5.1 of this Exhibit. Mobilisation of the CONTRACTOR EQUIPMENT will not take place before the stated prepayment has been lodged in the said Escrow Account.

•	CONTRACTOR shall furnish COMPANY with an invoice (supported by approved Job Tickets) within one (1) week of the completion of each well. COMPANY shall pay each invoice within two (2) weeks of receipt. Failure to pay an invoice within the foregoing time period triggers transfer from Escrow Account to CONTRACTOR of the invoiced amount. COMPANY agrees to have sufficient funds in the Escrow Account for two (2) wells ($1,400,000) and $700,000 for each well thereafter. Items unsettled from one (1) well may be reconciled with the bill for the subsequent well(s). Upon completion of the programme, CONTRACTOR must supply final invoice (for incidentals) within two (2) months of demobilisation of CONTRACTOR’S EQUIPMENT, by the COMPANY to the Point of Exit in Georgia.

EU/RUS/DWS/040/04

6.1	Milestone Table from CONTRACT signature until MOBILISATION of EQUIPMENT

The following table lists payments to be made by COMPANY to CONTRACTOR from CONTRACT signature until MOBILISATION of EQUIPMENT

Payment description	Time of Payment	Payment	Payment Type
Payment for CT and Reel	Within two (2) days of contract signature	$690,000	CASH
Engineering Charge (1st Month)	Within two (2) days of contract signature	$120,000	CASH
Engineering Charge (2nd Month)	One month after Contract Signature	$120,000	CASH
Engineering Charge (3rd Month)	Two months after Contract Signature	$120,000	CASH
Engineering Charge (4th Month)	If Equipment has not mobilised then 3 months after contract signature	$60,000	CASH
Training Costs	3 months after contract signature	Up to $90,000	CASH
Preparation costs for back-up coil	As invoiced by CONTRACTOR	$135,000	CASH
Two well pre-payment into Escrow Account	1 week before equipment Mobilisation	$1,400,000	ESCROW
Certification costs	When EQUIPMENT is mobilised	$10,000	CASH

EU/RUS/DWS/040/04

7.0	CONTRACTOR’S EQUIPMENT REPLACEMENT COSTS

The replacement costs (new) for CONTRACTOR’S EQUIPMENT is attached to each of the Schedule of Prices listed in the CONTRACT and may be updated to include additional tools or equipment, as approved by the COMPANY.

7.1	Equipment replacement values

		Total replacement
Description (c/w contents)	Qty	cost (US$)
4 Phase Separator	1	294,788
20 ft Container (UBD Back-up equipment, extra pumps etc)	1	32,042
Pipe Basket (HP Piping, ESD valve and Manifolds for separator)	1	140,985
Choke Manifold	1	256,338
Office/workshop (Datapro Equipment, Full Toolbox, Electrical tools etc)	1	269,154
20 ft Spares Container (Spare Valves, pipework, fittings, repair kits, air hoses, instrumentation for UBS equipment)	1	166,619
20 ft Kill fluid Tank	1	115,352
Power Pack	1	296,660
Control Cab	1	296,660
Reel (2 3/8”) — back up reel	1	273,000
Reel (2 7/8”) — main reel	1	Please see note below.
Injector Basket c/w	1	18,746
Injector	1	149,240
Stuffing Box	1	36,400
90” Gooseneck	1	15,834
BOP Container	1	409,318
Fluid Pump	1	455,000
Fluid Pump	1	455,000
Fluid Pump	1	455,000
workshop Container (Spare pipework, fittings, repair kits, full toolbox, etc for CT equipment)	1	56,420
Scale Squeeze Container (Hoses, workshop, further spares and ancillary equipment for CT operations)	1	56,420
10 ft Container (Iron)	1	72,800
10 ft Container (Suction)	1	72,800
10ft 1/2 height container	1	152,516
S/SealBaskets c/w	1	18,200
Shear Seal	1	131,040
Koomey Unit	1	137,410

EU/RUS/DWS/040/04

		Total replacement
Description (c/w contents)	Qty	cost (US$)
Sets 3 1/8” BHA	3	804,375
2 7/8” Motor	4	150,000
Dalen Stator Replacement Costs (worst case)	1	3,000
Sets Surface equipment	2	191,100
7” Casing Exit	1	39,000
7” Casing Exit Running Tools	1	111,000
6 5/8” Casing Exit	1	32,000
6 5/8” Casing Exit Running Tools	1	111,000
Packer Running Package	1	22,550
‘PB’ Retrievable Packer	1	28,580
Redress Kit	1	6,825
EH- Hydraulic Setting tool	1	3,440
Bakke Dimple connector Kit	1	2,840
Dimple tool with Dimple Head	1	1,820
Annular Casing Packer	1	13,000
Sleeve, sliding	1	3,453
Hydrow I RETV PKR	1	9,348
WXN Nipple	1	255
2-7/8” PUP	1	723
Wireline Entry Guide	1	168
2-7/8” PUP	1	723
N2 Converter	1	450,000
N2 Tank	4	50,000
TOTAL		6,895,942

NOTE:

The replacement value for the reel is governed by the table in section 9.2. Therefore if the reel is damaged beyond repair after payment has been received for some wells, the payment COMPANY will pay CONTRACTOR is the equivalent money COMPANY has received through discounted well Prices up to this point.

EU/RUS/DWS/040/04

8.0	Preparation Costs

The following preparatory costs will be payable prior to mobilisation:

Backup coil testing and certification	135,000
Equipment inspection and certification (in Aberdeen):	10,000

9.0	Mobilisation Costs for UBCTD equipment package

All mobilisation figures assume that CONTRACTOR transports all CONTRACTOR EQUIPMENT to Port of Entry in Georgia by sea and also includes air freight of directional tools direct from Canada to Tbilisi airport.

Thereafter, COMPANY will be responsible for all transportation, customs clearance, tariffs and duties within Georgia.

Mobilisation Charges	Cost
Coiled Tubing Underbalanced Directional equipment package including Back up Coil but excluding nitrogen equipment	243,905
Coiled Tubing Underbalanced Directional equipment package with N2 equipment and backup coil	265,905

De-Mobilisation Charges	Cost
Coiled Tubing Underbalanced Directional equipment package including Back up Coil but excluding nitrogen equipment	243,905
Coiled Tubing Underbalanced Directional equipment package with N2 equipment and backup coil	265,905

If COMPANY arranges shipping from Aberdeen then CONTRACTOR’S costs are limited to trucking to harbour in Aberdeen and Mobilising Dalen equipment from Canada. Therefore if COMPANY arranges shipping from Aberdeen, CONTRACTOR’S charges will be:

Description	Transportation Cost
Craneage and Trucking in Aberdeen	15000
Dalen airfreight of equipment to Tbilisi	35,000

These charges will apply for a de-mob arranged by COMPANY. Mobilisation for additional equipment outwith the UBCTD package, such as fishing, milling, casing exit and completion equipment will be charged at documented cost +10%. In all cases this figure will be advised prior to mobilisation taking place. Where practical, all additional equipment will be shipped with the main equipment shipment.

EU/RUS/DWS/040/04

10.0	Coiled Tubing Drilling Equipment rates

				Operational
Item	Description	Stack Rate	Standby Rate	Rate
	Coiled Tubing Package c/w
	Control Cabin
	Data Acquisition Unit
	Power Pack
1	Injector	1,117	2,177	3,628
	Stripper
	Gooseneck
	Back up 2 3/8” Reel
	Workshop container
	Fluid Pumping Package c/w
	2 x Fluid Pump
2	Back Up Fluid Pump	1,375	2,733	3,911
	2” Iron Container
	4” Suction Basket
	PCE Package c/w
	Annular BOP
	Blind Shear BOP
	Pipe/Slip BOP
3	Shearseal BOP	2,136	2,848	3,275
	Riser Sections
	Pump in Tee’s
	2 1/16” Gate Valves
	Tree Crossover
	Torque Equipment
	Nitrogen Pumping Package c/w
4	Nitrogen Converter	468	1080	1648
	4 x Nitrogen Tanks
	HP Nitrogen Hoses
	TOTAL	5,096	8,838	12,462

EU/RUS/DWS/040/04

10.1	2 7/8” DRILLING STRING

To facilitate purchase of the coiled tubing string, CONTRACTOR shall invoice and COMPANY will pay to CONTRACTOR the sum of three hundred and twenty two thousand dollars (322,000 USD) to CONTRACTOR in advance of purchase.

CONTRACTOR will perform engineering and procurement services in advance of purchase as far as is reasonably practicable, such that on receipt of payment, manufacture of the coil can begin immediately.

The coiled tubing string will be cycled out at the end of the proposed SERVICES scope. The string will therefore be fully owned by COMPANY and at the disposal of COMPANY upon completion of the SERVICES. CONTRACTOR will manage the fatigue life during the campaign FOC.

10.2	CTD TUBING REEL

To facilitate purchasing of the coiled tubing reel, CONTRACTOR shall invoice and COMPANY will pay the sum of three hundred and sixty eight thousand dollars (368,000 USD) to CONTRACTOR in advance of purchase. CONTRACTOR will perform engineering and procurement services in advance of purchase as far as is reasonably practicable, such that on receipt of payment, manufacture of the reel can begin immediately.

For the avoidance of doubt CONTRACTOR would wholly own the tubing reel and drum, for the duration and after the proposed workscope, and COMPANY would be re-reimbursed with a discount on the invoice for each well according to the discount structure below:

Well	Discount per Well USD
1	7360
2	7360
3	14,720
4	14,720
5	14,720
6	14,720
7	14,720
8	29,440
9	29,440
10	29,440
11	29,440
12	29,440
13	29,440
14	29,440
Total Wells	Total Discount
14	294,400

The discount structure covers the total cost of the reel, minus depreciation for the first year of use, the total depreciation period would be deemed as five (5) years. The discount structure is offered on a per well basis, regardless of drilling duration on each well.

Should the full programme as set out in the table in this section, not be completed as per CONTRACT then the reel will become the property of CONTRACTOR at date of contract termination with no further amounts being due.

EU/RUS/DWS/040/04

10.3	Backup Coiled Tubing Reel

A backup 2 3/8” drilling string, is offered as backup for wells that are within the technical limits of the tubing string. In the event that the backup string is used, the OPERATIONAL RATE for the coiled tubing package will increase from 3,628 USD to 5,454 USD per day. The STANDBY RATE and the STACKED RATE will be unchanged.

10.4	Coiled Tubing Personnel Charges

Ten (10) crew members will be required for twenty four (24) hour operations. The Field Engineer’s will act as focal point for the coiled tubing operation and four (4) men per shift will be required for concurrent coiled tubing and fluid pumping operations. Maintenance specialists are not part of the operational crew, and may be mobilised separately from the main drilling crew.

			RATE PER DAY /
ITEM	DESCRIPTION	QUANTITY	EACH
1	Field Engineer (Toolpusher)	2	1219
2	Supervisor (Driller)	2	1035
3	Senior Operator (Asst Driller)	2	864
4	Operator	2	741
5	Fluid Pump Operator	2	684
6	Maintenance Specialist	2	741

All personnel charges are ex-Point of Origin until return thereto.

10.5	Coiled Tubing Consumables

Item	Description	Unit	Price Per Unit
	Gaskets
1	RX46 - 7 1/16” 5K	Sale	46
2	BX152 - 2 1/16” 10K	Sale	8
3	BX155 - 4 1/16” 10K	Sale	15
4	BX156 - 7 1/16” 10K	Sale	48
5	BX169 - 5 1/8” 10K	Sale	34
	Elastomers
1	Stripper Rubber	Sale	137
2	Extrusion Ring	Sale	91
3	Annular Bag	Sale	4232

EU/RUS/DWS/040/04

11.0	Underbalanced Systems Charges

11.1	Equipment Charges

Quantity	Description
1	ESD system
1	Separation System
1	Shale shaker
1	Filter System
1	Spark arrestor, flare stack and igniter
1	High Pressure Pipework Package
1	Low pressure Pipework Package
1	Gas detection system (manual)
1	8” Flare line Package
1	Containers and office

Description	Rate/Day
STACK RATE per day	1,180
OPERATING RATE per day	4,800
STANDBY RATE per day	2,850

11.2	Personnel Daily Charges

Description	Rate/Day
PROJECT Manager	1,080
Equipment Supervisor (Dayshift)	980
Equipment Supervisor (Nightshift)	980
Equipment Operator (Dayshift)	880
Equipment Operator (Nightshift)	880

All personnel charges are ex-Point of Origin until return thereto.

11.3	Consumables

Description	Cost
Shaker screens (pack of 3)	900
Choke redress kit
Choke gate 2” Reversible	1,920
Choke Seat 2” Seat Tungsten Carbide	2,160

EU/RUS/DWS/040/04

11.4	Rotating Head

Rental contract prices - per well basis	Each model 7100
Operating days - 15 day minimum per well (Includes 2 x bearing assembly)	USD 1,900 per day

Transit days
(Rate begins when equipment leaves CONTRACTOR base until return to CONTRACTOR Russian base)	USD 900 per day

Standby days	USD 1,100per day

MAIN SALE ITEMS

Model 7100 high pressure stripper rubbers.	USD 1,800 each
Model 7100 high pressure bowl gaskets.	USD 330 each

Bearing assembly refurbish charge
Bearing assembly refurbishing charges per used bearing assembly	USD 3,500 per bearing
Bowl refurbishment charges per well	USD 5,000 per bowl per well

Note: Stripper rubber usage depends on number of wells to be drilled.

Condition of Drill Pipe, Hex Kelly and proper BOP stack alignment will affect rubber usage. (Estimated requirements will be reviewed with customer at time of order).

EU/RUS/DWS/040/04

12.0	Directional Drilling Charges

12.1	Directional Drilling Equipment Charges

Item	Cost
Equipment STANDBY CHARGE	3,200
Equipment TRANSIT CHARGE	1,200
Equipment OPERATING RATE	10,425
Well planning	1,000 / well
Any additional revisions to well plan / side tracks	350 / plan
2 7/8” CONTRACTOR PDM w/adjustable housing	295 /hr
Motor stand by rate per motor per day not in use	120
Motor re-dress charges	Cost + 15%

12.2	Lost in Hole Charges

Item	Cost
Coil Connector STC / Dimple Double Flapper Check Valve Cable Anchor Orienter Hydraulic Dump Valve Hydraulic Release Tool Quick Connect / Wet Connect Secondary Double Flapper Check Valve Optional Flow Operated Release Tool	143,750
Non Mag Collar	5,950
Digital Measuring Unit	43,500
Gamma	27,175
Internal and Annulus Pressure sensor	47,750
2 7/8” contractor PDM w / adjustable housing	37,500

12.3	Personnel Charges

Description	Rate/Day
Directional Driller (Days)	920
Directional Driller (Nights)	920
MWD Operator (Days)	850
MWD Operator (Nights)	850

All personnel charges are ex-Point of Origin until return thereto.

EU/RUS/DWS/040/04

13.0	Additional Services

13.1	Casing Exit

7” — 32lbs/ft Whipstock

Item	QTY	Description	Cost
1	1	Casing Exit from 7” - 32 lbs/ft using a 5.1/2” OD QuickCut Whipstock	39,000
		Lumpsum price which includes the following:
		Sale of single Whipstock
		Operational and Redress Charges Clean Out Equipment
		Operational and Redress Charges Casing Exit Milling Equipment
		Operational and Redress Charges for Window Cleaning Trip
2	TBA	Daily Rental for 7” - 32 #/ft Casing Exit Package as per Equipment	525
		List, which becomes affective after leaving CONTRACTOR’s Base.

Associated Retrieval Equipment OPERATIONAL RATES (only for contingency retrieval)

Item	QTY	Description	Cost
A	1	Running Charge for Whipstock Hook	420
B	1	Running Charge for Whipstock Die Collar	420
C	1	Running Charge for Safety Joint	140
D1	1	Running Charge for Drop Ball Circulating Sub	80
D2	1	Redress Charge for Drop Ball Circulating Sub	90
E1	1	Running Charge for 4.3/4” Bumper Sub	175
E2	1	Redress Charge for 4.3/4” OD Bumper Sub	480
F1	1	Running Charge for 4.3/4” OD Super Fishing Jar	675
F2	1	Redress Charge for 4.3/4” OD Super Fishing Jar	1,100
G1	1	Running Charge for 4.3/4” OD Super Fishing Accelerator	750
G2	1	Redress Charge for 4.3/4” OD Super Fishing Accelerator	1,100

EU/RUS/DWS/040/04

6 5/8” Whipback Whipstock

Item	QTY	Description	Cost
1	1	Casing Exit from 7” - 26 lbs/ft using a 5.1/2” OD Whipback Whipstock	32,000
		Lump sum price which includes the following:
		Sale of single Whipstock
		Operational and Redress Charges Clean Out Equipment
		Operational and Redress Charges Casing Exit Milling Equipment
		Operational and Redress Charges for Window Cleaning Trip
2	TBA	Daily Rental for 7” - 26 lbs/ft Casing Exit Package as per	400
		Equipment List, which only becomes affective after ten (10) days

Associated Retrieval Equipment — OPERATIONAL RATES (only for contingency retrieval)

Item	QTY	Description	Cost
A	1	Running Charge for Whipstock Hook	420
B	1	Running Charge for Whipstock Die Collar	420
C	1	Running Charge for Safety Joint	140
D1	1	Running Charge for Drop Ball Circulating Sub	80
D2	1	Redress Charge for Drop Ball Circulating Sub	90
E1	1	Running Charge for 4.3/4” OD Bumper Sub	175
E2	1	Redress Charge for 4.3/4” OD Bumper Sub	480
F1	1	Running Charge for 4.3/4” OD Super Fishing Jar	675
F2	1	Redress Charge for 4.3/4” OD Super Fishing Jar	1,100
G1	1	Running Charge for 4.3/4” OD Super Fishing Accelerator	750
G2	1	Redress Charge for 4.3/4” OD Super Fishing Accelerator	1,100

Fishing, Milling and Whipstock Personnel Charges

Fishing Tool Supervisor will be charged at USD$ 1,173 each day or part thereof.

All personnel charges are ex-Point of Origin until return thereto.

Fishing, Milling and Whipstock Mobilisation Charges

Transportation of bottom hole assemblies will be recharged at documented cost plus ten percent (10%).

Fishing, Milling and Whipstock Consumable Charges

The run charge includes inspection and minor thread repairs. Parts damaged beyond repair will be charged at documented cost plus fifteen percent (15%).

EU/RUS/DWS/040/04

14.0	Completion Equipment

14.1	Lower Completion Costs

Rental Items

			STANDBY	RUN
			RENTAL	CHARGE	REDRESS
ITEM	QTY	EQUIPMENT DESCRIPTION	(each)	(each)	(each)
1		COMPLETE PACKER DEPLOYMENT AND RETRIEVAL	11,800.00	6,650.00	Inclusive
		CONTINGENCY PACKAGE	Per Month	per run
	1	Hydraulic Setting Tool, requires modification to run with ACP’s	or Per Part
	2	3-1/8” CARSAC Stab-in Connector PAC-DSI Box/Pin
	1	Toolstring Landing Plate
	1	Type ‘T’ Safety segment Safety Clamp c/w spanner
	1	Packer Retrieval Tool
2		FIELD PERSONNEL
	1	Thru Tubing Supervisor : Packer Specialist (Aberdeen) per day	1,370.00	n/a	n/a

Note:

All equipment detailed above available ex Aberdeen. All Packages are fully inclusive or redress and inspection rates.

EU/RUS/DWS/040/04

Sale Items

			COST	COST
ITEM	QTY	EQUIPMENT DESCRIPTION	(each)	(total)
1		Wellserv 4.125” ‘PB’ Retrievable Packer - special manufacture
	1	Material Specification AISI 4140, 5000psi, 250°F	28,580	28,580
		Max. Hang-off Weight 20,000Lbs
		Upper Connection: N/A Profiled Receptacle (Retrieval)
		Lower Connection: TBC (Premium Connection)
		(Re-Stocking Fee - 40% of Purchase cost)
2		Redress Kit
	1	For Wellserv 4.125” ‘PB’ Retrievable Packer
		Includes Slip Housing Assembly, Nitrile Element, Shear Screws & Seals	6,825	6,825
3		Qualifying of 4.125” PB Packer to ISO 14310 V3
	1	Packer qualified to standard to be inside 4.276” id - 5” 18Lbs/ft	10,830	10,830
4		EH- Hydraulic Setting tool Pump out Plug
	1	Pump out Flow through Adapter Plug for setting of ACP’s	3,440	3,440
		after activation of the PB Packer on the same run
5		Bakke Dimple connector Kit for 2-7/8” Coil
	3	3-1/2” od x 2.563” id	2,840	8,520
	1	Dimple tool with Dimple Head for 2-7/8” CT	1,820	1,820
6		Annular Casing Packer
	2	Estimated Cost of an ACP. Technical work still needs to be	13,000	26,000
		performed to determine what type of ACP will be the best for
		setting in open hole. However this cost represents a worst case
		cost and the price will only be lower rather than any higher.
	2	Burst Disc Subs to allow setting of individual ACPs	1,100	2,200

NOTE:

Delivery six (6) to eight (8) weeks from order for manufacture and qualification

Item 3 requires to be performed before the purchase of item 1

Item 4 is necessary if it is required to set the ACP’s in one (1) run along with the setting of the PB Packer

EU/RUS/DWS/040/04

14.2	Upper Completion Costs

14.2.1	5” Completion Costs

		Description	Sales Price	Total
ITEM	QTY	5” Completion Equipment	(Each)	Price
1	2	Size 2.31” WL Sliding Sleeve, up with 2,31”	3,080	6,160
		WF nipple and 2 7/8” 6.4 lb/ft EU 8rd Box x
		Pin 4130-45 L80
2	2	Hydrow I RETV PKR for 5” 15.00 - 18 lbs/ft	9,348	18,696
		casing, with 2.7/8” 6.4 lb/ft EU 8rd Box x
		Pin, hydraulic set, with nitrile 90-70-90
		duro element & nitrile elastomers, std
		steels flow wetted material, 7,000 psi
		working press., 4.125 in max. O.D., 1.938 in
		min. I.D., 34,000 lb straight pull release
3	2	“WF” Nipple Size: 1.875” with 2-7/8” 6.4	531	1,062
		lb/ft EU 8rd Box x Pin with 1.875” Baker “F”
		type Profile
4	2	2-7/8” Perforated PUP Jt with 2 7/8” EU 8rd	980	1,960
		Box x Pin. 10’ long
5	2	“WR” Nipple Size: 1.875” with 2-7/8” 6.4	550	1,100
		lb/ft EU 8rd Box x Pin with 1.875” Baker “R”
		type Profile (1.822”) NO GO
6	2	Size 4.13 in Wireline Entry Guide, with 2	923	1,846
		7/8” 6.4 lb/ft EU 8rd box up x entry guide
		down, std steel flow wetted metallurgy,
		2.484 in min. I.D.
7	2	Size 2.31” Model “D” Shifting tool for size	2,445	4,890
		2.31” WL Sliding Sleeve.
8	2	Size 2.31” WFB-2 Check Valve (to run in item	2,300	4,600
		1 and test tubing whilst running in hole)
9	2	Size 1.87” WFB-2 Check Valve (to run and set	1,950	3,900
		in item 3 and set packer item 2)
10	2	Size 1.87” WRZB Bomb hanger (for hanging	1,750	3,500
		gauges in item 5)
11	2	Size 2 3/8” Model WC-1 Running Tool (to run	295	590
		and set item 5 and item 8)
12	2	Size 2 3/8” Model B Probe (to release item 5)	140	280

EU/RUS/DWS/040/04

14.2.1	6 5/8” Completion Costs

NOTE that Item 14 Packer is not a standard CONTRACTOR product and pricing is based on producing two (2) of. If a larger production run is required these Packer costs will be revisited.

		Description	Sales Price	Total
ITEM	QTY	6 5/8” Completion Equipment	(Each)	Price
13	2	Size 2.31” WL Sliding Sleeve, up with 2,31” WF	3,080	6,160
		nipple and 2 7/8” 6.4lb/ft EU 8rd Box x Pin
		4130-45 L80
14	2	Hydrow I RETV PKR for 6 5/8” 24-32 lbs/ft casing,	19,432	38,864
		with 2.7/8” 6.4 lb/ft EU 8rd Box x Pin, hydraulic
		set, with nitrile 90-70-90 duro element & nitrile
		elastomers, std steels flow wetted material, 7,000
		psi working press., 5.500” in max. O.D., 2.439” in
		min. I.D., 34,000 lb straight pull release
15	2	“WF” Nipple Size: 2.250” with 2-7/8” 6.4 lb/ft EU	753	1,506
		8rd Box x Pin with 2.250” Baker “F” type Profile
16	2	2-7/8” Perforated PUP Jt with 2 7/8” 6.4 lb/ft EU	980	1,960
		8 rd Box x Pin. 10’ long
17	2	“WR” Nipple Size: 2.250” with 2-7/8” 6.4 lb/ft EU	462	924
		8rd Box x Pin with 2.250” Baker “R” type Profile
		(2.197”) NO GO
18	2	Size 4.13 in Wireline Entry Guide, with 2 7/8” 6.4	923	1,846
		lb/ft EU 8rd box up x entry guide down, std steel
		flow wetted metallurgy, 2.484 in min. I.D.
19	2	Size 2.25” WFB-2 Check Valve (to run and set in	2,553	5,106
		item 15 and set packer item 14)
20	2	Size 2.25” WRZB Bomb hanger (for hanging gauges in	1,750	3,500
		item 17)
21	2	Size 2 7/8” Model WC-1 Running Tool (to run and	325	650
		set item 19)
22	2	Size 2 7/8” Model “B” Probe (to release item 20)	155	310
23	2	Size 2 7/8” “SB” Pulling Tool (to retrieve item 20)	665	1,330

EU/RUS/DWS/040/04

Exhibit D

1.0 COMPANY supplied items

The following items of equipment, utilities and facilities will be supplied by COMPANY for the duration of the CONTRACT at COMPANY’S cost. Where CONTRACTOR has to advise COMPANY on specific requirements of COMPANY supplied items this will be done no later than the MOBILISATION date of CONTRACTOR EQUIPMENT.

(a) Location Facilities / Services (to be specified by CONTRACTOR)

(b) Flat Location of adequate size with load bearing capacity to accept CONTRACTOR EQUIPMENT complete with efficient drainage (to be specified and approved by CONTRACTOR).

(c) Twenty four hour (24 hr) Site Security.

(d) Lighting to facilitate twenty four hour (24 hr) operations.

(e) Secure perimeter around WELLSITE.

(f) Onsite Accommodation for 2 x CONTRACTOR PERSONNEL.

(g) Onsite (heated) canteen, washroom, toilet and changing facilities for WELLSITE personnel

(h) Lodging, subsistence and in country transport for all CONTRACTOR personnel.

(i) Multi entrance Visas to all CONTRACTOR personnel.

(j) Generator to serve the WELLSITE camp (to be specified by CONTRACTOR).

(k) Water Tank and water (not potable) (volume / usage to be specified by CONTRACTOR).

(l) Diesel Tank and diesel (Volume, usage to be specified by CONTRACTOR).

(m) Safety / HSE Signage at entrance to the WELLSITE (to be specified by CONTRACTOR).

(n) Muster Point Signage.

(o) Windsocks and stands.

(p) Appropriate and operational WELLSITE fire fighting equipment (to be specified by CONTRACTOR).

(q) General Alarm (Audio and Visual) (to be specified by CONTRACTOR).

(r) Telephone lines for COMPANY and CONTRACTOR.

(s) Cranes and Forklift (to be specified by CONTRACTOR).

(t) Crude oil / diesel / brine (as required) for use as the drilling fluid. (volumes to be specified by CONTRACTOR).

(u) Kill Fluid (volume to be specified by CONTRACTOR).

(v) Oil Storage tanks as required.

(w) Active tank system for drilling operations (To be defined by CONTRACTOR)

(x) Produced Water Storage tanks as required. To be defined by CONTRACTOR)

(y) Earthing Tie-in point.

(z) Weather Information for each WELLSITE location.

(aa) Steam / heat for CT UBD Package if required & temperature drops < 0 deg C. (GBOC unit to be pre-approved by CONTRACTOR)

(bb) All necessary trucking and transportation of CONTRACTOR equipment in Georgia

(cc) Tie-in points to COMPANY Export Lines, supply trucks etc, complete with suitable connection for CONTRACTOR’S EQUIPMENT.

(dd) Waste Management — removal of solids, liquids etc and disposal of same at controlled sites.

(ee) Cuttings tank.

(ff) Any COMPANY supplied BOP / Wellhead equipment to have been pressure tested to API 16 Standards.

(gg) COMPANY to perform all / any WELLSITE welding.

(hh) COMPANY to supply electrician if required.

(ii) COMPANY to supply Export Line Operator when CONTRACTOR pumps fluid to the export manifold.

EU/RUS/DWS/040/04

(jj) COMPANY to supply Anchor Blocks for Coiled Tubing Tower as required.

(kk) Lease gas together with specific information regarding pressure and volume available, and compressor if required.

(ll) COMPANY to supply liquid nitrogen and conversion facility (Georgian unit to be pre-approved by CONTRACTOR)

(mm) Support tower for CT Injector in accordance with Design Basis supplied by CONTRACTOR and then approved by CONTRACTOR prior to usage.

(nn) Assistants will be supplied by COMPANY to support CONTRACTOR Project Manager by performing such tasks as logistics management, procurement of local items, arranging meals and accommodation and general administration etc. This person will also be able to provide transport in the local area.

2.0 COMPANY’S RESPONSIBILITIES

In addition to the requirements set forth elsewhere in this CONTRACT, COMPANY agrees to comply with the following provisions:

(a)	Notwithstanding Clause 6.2 of the terms and conditions, COMPANY will be responsible for security of CONTRACTOR EQUIPMENT for the entire period of the CONTRACT.

(b)	COMPANY shall make available first aid and medical treatment to CONTRACTOR PERSONNEL. COMPANY and CONTRACTOR to act jointly for any medical evacuation of CONTRACTOR PERSONNEL, CONTRACTOR shall be responsible for all emergency evacuation expenses.

(c)	COMPANY to request rig crew to assist CONTRACTOR in rig-up/rig-down and any other tasks required as per standard oil industry practice.

(d)	COMPANY to approve each rigged up operation as being safe for operations prior to CONTRACTOR going on to OPERATIONAL RATE. A “Well Acceptance Signoff Sheet” will be developed and agreed prior to mobilisation.

(e)	COMPANY’S other contractors must adhere to CONTRACTOR’S safety regulations during CONTRACTOR operations.

COMPANY shall be responsible for all labour, materials, parts, customs clearance, customs duties and fees, or licences etc, for the complete delivery of all CONTRACTOR EQUIPMENT from Point of Entry in Georgia to the WELLSITE. At no point shall any of the CONTRACTOR EQUIPMENT become the property of COMPANY.

3.0 TRANSPORTATION OF CONTRACTOR’S EQUIPMENT IN COUNTRY OF OPERATIONS

COMPANY shall be responsible for all transportation of CONTRACTOR’S EQUIPMENT and PERSONNEL between COMPANY BASE, WELLSITES and Point of Entry.

COMPANY shall be responsible for the transportation of CONTRACTOR’S EQUIPMENT, supplies, materials and spare parts from COMPANY BASE to the WELLSITE.

Upon termination of the CONTRACT, or at the direction of the COMPANY, COMPANY shall be responsible for the transportation of all CONTRACTOR’S EQUIPMENT, supplies, materials and spare parts from the WELLSITE or storage location to the agreed point of handover or Point of Exit from Georgia.

EU/RUS/DWS/040/04

4.0 MEALS AND LODGING

Once CONTRACTOR personnel are mobilized as per CONTRACT, or at COMPANY’S request; subsistence and lodging, will be provided by COMPANY in Georgia. The COMPANY will also provide heated changing and eating area and washing/toilet facilities for CONTRACTOR PERSONNEL at WELLSITE. The COMPANY, in consultation with the CONTRACTOR, shall elect a suitable accommodation and generally fix a daily allowance for subsistence and laundry for all personnel. The CONTRACTOR PERSONNEL shall be required to alert the COMPANY Representative upon arrival at the specific WELLSITE, and also of their departure. Copies of the relevant hotel or lodging invoices, as well as any other receipts, not already paid by the COMPANY, obtained by CONTRACTOR PERSONNEL in the course of the SERVICES shall be authorised by the COMPANY Representative and lodged with the CONTRACTOR invoice.

CONTRACTOR’S PERSONNEL or CONTRACTOR’S third party personnel not assigned specifically to COMPANY operations will be for CONTRACTOR’S account unless otherwise stated or approved in writing by an authorised COMPANY Representative.

Transportation between accommodation and the WELLSITE will be provided for and scheduled every twelve (12) hours. CONTRACTOR will bear the responsibility and cost for transportation not related to normal scheduled crew change activities unless otherwise stated or approved in writing by the COMPANY Representative.

5.0 TRAVEL COSTS

Transportation costs for CONTRACTOR PERSONNEL from Point of Origin to Georgia and return to Point of Origin will be charged to COMPANY at cost plus ten percent (10%). COMPANY reserves the right to supply all tickets to CONTRACTOR PERSONNEL.

Transportation costs of all CONTRACTOR personnel in Georgia, will be the responsibility of COMPANY and for COMPANY account.

6.0 PERSONNEL TRANSPORT

COMPANY shall supply suitable personnel transport (with driver and vehicle insured for all loss relative to local laws) with each SERVICE supplied. It is not expected that the full complement of crew will be licensed to drive a motor vehicle and be proficient at so doing.

EU/RUS/DWS/040/04

EXHIBIT E
INSURANCES

Without prejudice to the provisions contained within Clause 7 — Insurances, CONTRACTOR shall obtain and maintain in full force and effect the following policies of insurances.

Employers Liability Insurance, with a limit of not less than five million pounds sterling (£5,000,000) per occurrence or, if higher, the limit required by applicable laws.

Comprehensive General Third Party Liability Insurance with a limit of not less than five million pounds sterling (£5,000,000) combined single limit any one (1) occurrence.

All insurances, which CONTRACTOR is obliged to carry under any applicable laws.

Any other insurances which CONTRACTOR acting as a diligent, prudent and competent CONTRACTOR considers appropriate in terms of type, coverage and limit taking into account the nature, extent, scope and location of the SERVICES.

EU/RUS/DWS/040/04

EXHIBIT F — DAILY FIELD REPORT EXAMPLE

Weatherford

DAILY FIELD REPORT

DFR NUMBER:

WEATHERFORD HOUSE
LAWSON DRIVE, DYCE
ABERDEEN, SCOTLAND, AB21 0DR

DATE: P.O.NUMBER: WELL NAME & NO.

CUSTOMER: DRILLING CONTRACTOR:

LEGAL DESCRIPTION

ADDRESS: SECTION

CITY: COUNTRY

Remarks:

EQUIPMENT CHARGES

EQUIPMENT UNIT	STACK RATE	TRANSIT RATE	STANDBY RATE	OPERATING RATE	TOTAL
				Total Equipment charge	0.00

PERSONNEL CHARGES

Description	Unit	Rate	
		Total Personnel Charge	0.00

Personnel:

ADDITIONAL CHARGES

Description	Unit	Rate	
		Total Additional Charges	0

CONSUMABLES

Description	Unit	Rate	
		Total Consumables	0
		DAILY TOTAL USD$	$0.00

NOTE: PRICES ARE FOR GUIDANCE, REFER TO CONTRACT FOR DEFINITIVE RATES.

WEATHERFORD REP:

CLIENT REP:

CUMULATIVE TOTAL USD$ $0.00

ORIGINAL COPY